     As filed with the Securities and Exchange Commission on July 3, 2000
                                                     Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                             -------------------
                                   FORM S-1
                                     UNDER
                          THE SECURITIES ACT OF 1933

                             -------------------
                              ARTEST CORPORATION
            (Exact name of registrant as specified in its charter)

            California                           3674                          93-1226054
 (State or other jurisdiction of     (Primary Standard Industrial           (I.R.S. Employer
  incorporation or organization)     Classification Code Number)         Identification Number)

                              678 Almanor Avenue
                          Sunnyvale, California 94086
                                (408) 731-8778
  (Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)

                             -------------------

                                    Jen Kao
                     President and Chief Executive Officer
                              Artest Corporation
                              678 Almanor Avenue
                          Sunnyvale, California 94086
                                (408) 731-8778
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                             -------------------
                                  Copies to:

              Donald J. Bouey, Esq                         Christopher L. Kaufman, Esq.
         L. Christopher Vejnoska, Esq.                       Bradley S. Fenner, Esq.
           Elizabeth H. Lefever, Esq.                        Michael R. Fassler, Esq.
          Christina Chiaramonte, Esq.                            Latham & Watkins
               Lora D. Blum, Esq.                             135 Commonwealth Drive
        Brobeck, Phleger & Harrison LLP                    Menlo Park, California 94025
                   One Market                                     (650) 328-4600
               Spear Street Tower
        San Francisco, California 94105
                 (415) 442-0900

                             -------------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
                             -------------------
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]
                             -------------------
                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                  Proposed Maximum
                                                     Aggregate       Amount of
               Title of Each Class                    Offering     Registration
         of Securities to be Registered               Price(1)          Fee
-------------------------------------------------------------------------------
Common Stock, no par value per share............    $50,000,000       $13,200
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o).

                             -------------------
   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information contained in this prospectus is not complete and may be       +
+changed. We may not sell these securities until the registration statement    +
+filed with the Securities and Exchange Commission is effective. This          +
+prospectus is not an offer to sell securities, and we are not soliciting + +offers to buy these securities, in any state where the offer or sale is not +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   SUBJECT TO COMPLETION, DATED JULY 3, 2000

                                     [LOGO]

                               Artest Corporation

                                        Shares

                                  Common Stock

  Artest Corporation is offering          shares of its common stock. This is
our initial public offering and no public market currently exists for our shares. We intend to apply for quotation of our common stock on the Nasdaq National Market under the symbol "ARTE." We anticipate that the initial
offering price will be between $   and $   per share.

                                --------------

                 Investing in our common stock involves risks.
                    See "Risk Factors" beginning on page 9.

                                --------------

                                                                    Per
                                                                   Share  Total
                                                                   ------ -----
Public Offering Price............................................. $      $
Underwriting Discounts and Commissions............................ $      $
Proceeds to Artest Corporation.................................... $      $


  The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  Artest Corporation has granted the underwriters a 30-day option to purchase
up to an additional            shares of its common stock to cover over-
allotments. The underwriters expect to deliver the shares of common stock to
purchasers on         , 2000.


Robertson Stephens

                             CIBC World Markets

                                                      Thomas Weisel Partners LLC

                 The date of this Prospectus is         , 2000

                         [Edgar description of artwork]

Inside Front Cover

    Graphic that depicts the process of our test services with accompanying descriptive text.

Inside Back Cover

    Pictures that depict our staff conducting our test services with accompanying descriptive text.

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. In this prospectus, the "Company," "Artest," "we," "us," and "our" refer to Artest Corporation.

    Until       , 2000 (the 25th day after the date of this prospectus), all dealers that effect transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                             ---------------------


                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   4
Risk Factors.............................................................   9
Cautionary Note on Forward-Looking Statements............................  21
Use of Proceeds..........................................................  22
Dividend Policy..........................................................  22
Capitalization...........................................................  23
Dilution.................................................................  24
Selected Financial Data..................................................  25
Management's Discussion and Analysis of Financial Condition and Results
  of Operations..........................................................  27
Business.................................................................  35
Management...............................................................  47
Certain Transactions and Relationships with Related Parties..............  57
Principal Stockholders...................................................  59
Description of Capital Stock.............................................  61
Shares Available for Future Sale.........................................  64
United States Tax Consequences to Non-United States Holders of Common
  Stock..................................................................  66
Underwriting.............................................................  69
Legal Matters............................................................  72
Experts..................................................................  72
Where You Can Find Additional Information................................  72
Index to Financial Statements............................................ F-1


                             ---------------------


    Our trademarks, service marks and trade names include Artest(TM), IP Test(TM), Test IP(TM) and our logos. This prospectus contains other trademarks, service marks and trade names owned by other companies.

                               PROSPECTUS SUMMARY

    The following summary highlights information which we present more fully elsewhere in this prospectus. You should read the entire prospectus carefully. This prospectus contains forward-looking statements that describe risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of factors described under the heading "Risk Factors" and elsewhere in this prospectus.

                                  Our Business

    We are a leading independent provider of comprehensive semiconductor test services, focusing on complex mixed-signal, radio frequency, or RF, and high-performance digital integrated circuits, or ICs, primarily in the communications and networking industries. We provide our customers with a flexible full service solution to meet their test needs. Our solution addresses each stage of our customers' product lifecycle from new product development through high volume production. Our services include software test program and hardware development, prototype verification, or debugging, characterization, or performance evaluation, volume production wafer sort and volume production final test.

    Historically, semiconductor manufacturers performed their own IC test and assembly and would rely on independent test houses to handle overflow volume. As ICs and their test requirements have grown in complexity, test equipment has become more expensive and experienced engineering resources have become more scarce. As a result, semiconductor manufacturers are increasingly outsourcing test services to independent providers who have the expertise, equipment and engineers to satisfy their time-to-market and time-to-volume demands. We believe this trend will continue, and will grow, in light of increased engineering complexity, the need to allocate capital efficiently, the growth of fabless semiconductor companies, which are companies that do not own manufacturing facilities, and the overall growth of the semiconductor industry. According to the Prismark Semiconductor and Packaging Report, First Quarter 2000, the total worldwide assembly and functional test services market is expected to grow from $24.6 billion in 1999 to $54.6 billion in 2004, a CAGR of 22.1%. The size of the outsourced worldwide IC packaging and functional test services market is expected to grow from $8.1 billion in 1999 to approximately $21.3 billion in 2004, a compound annual growth rate, or CAGR, of 27.3%. We believe the growth of the overall outsourced test services market will outpace the growth of the worldwide assembly and test market.

    The testing of an IC is a complex process that requires increasingly sophisticated engineering, software, production expertise and test equipment. ICs are tested to verify that they operate in compliance with their applicable specifications, including frequency and timing over temperature and voltage ranges. These tests require the development of software programs that are customized to the IC and the test equipment, as well as printed circuit boards that provide an interface between the IC and the test equipment, or probe cards or load boards. Our test services combine our internally developed software test programs and test hardware with industry standard automated test equipment, or ATE, to provide our customers with advanced test solutions on a cost-effective basis. In addition, we have created a library of proprietary and reusable test modules, or Test IP. Our experienced test engineers use our Test IP to facilitate the rapid development of high quality test programs and the reduction of test times.

    Since 1997, we have provided test services to integrated device manufacturers, or IDMs, as well as fabless companies and emerging growth companies. Our top five customers during the five months ended May 31, 2000 were GlobeSpan, Inc., Micro Linear Corporation, MMC Networks, Inc., Philips Semiconductors, Inc. and Vitesse Semiconductor Corporation. Over this period these customers accounted for 84% of our revenues.

    Our goal is to be the leading supplier of a comprehensive selection of advanced test services primarily for the communications and networking industries. Key aspects of our strategy to accomplish this goal include:

  . targeting selected customers in the mixed-signal, RF and high-performance digital IC markets;

  .   continuing to develop our Test IP library;

  .   pursuing acquisitions of IC test operations;

  . increasing our penetration of existing customers and establishing relationships with new customers; and

  .   expanding our geographic presence and scope of activities.

    Artest Corporation was incorporated in California in November 1996. We will reincorporate in Delaware prior to the closing of this offering.

                                  Our Address

    Our principal executive offices are located at 678 Almanor Avenue, Sunnyvale, California 94086 and our telephone number is (408) 731-8778.

                                  The Offering

 Common stock offered by Artest................     shares

 Common stock outstanding after this offering..     shares

 Use of proceeds............................... For repayment of approximately
                                                $5.4 million of existing
                                                indebtedness, with the
                                                remaining proceeds to be used
                                                for capital expenditures,
                                                working capital and general
                                                corporate purposes. See "Use of
                                                Proceeds."

 Proposed Nasdaq National Market symbol........ ARTE

    The number of shares of our common stock outstanding after this offering is based on the number of shares outstanding as of March 31, 2000, and includes the conversion of all outstanding shares of our preferred stock into common stock effective on completion of this offering, and excludes:

  . 2,862,500 shares of common stock issuable upon exercise of stock options outstanding as of March 31, 2000 at a weighted average exercise price of $0.45 per share;

  . 1,171,000 shares of common stock issuable upon exercise of stock options granted since March 31, 2000 at a weighted average exercise price of $8.00 per share, 715,000 of which became fully vested and immediately exercisable on June 30, 2000; and

  . 1,131,500 shares of common stock reserved for issuance under our stock option plans as of March 31, 2000.

    For additional information regarding these shares and options, see "Capitalization," "Management--Benefit Plans," "Description of Capital Stock" and Note 6 of Notes to Financial Statements.

                              --------------------

    Except as set forth in our financial statements, the notes to our financial statements or as otherwise specified in this prospectus, all information in this prospectus:

  .   assumes no exercise of the underwriters' over-allotment option;

  .   assumes an initial public offering price of $    per share, the
      midpoint of the range shown on the cover of this prospectus;

  . reflects the conversion of all of our outstanding preferred stock into our common stock upon the completion of this offering; and

  . reflects our reincorporation in Delaware prior to the closing of this offering.

                             Summary Financial Data

    The summary financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical financial statements and the related notes included elsewhere in this prospectus. The summary statement of operations data for the years ended December 31, 1997, 1998 and 1999 are derived from our audited financial statements included in this prospectus. The summary balance sheet data as of March 31, 2000 and the summary statement of operations data for the three months ended March 31, 1999 and 2000 are derived from our unaudited financial statements included elsewhere in this prospectus. Our unaudited financial statements have been prepared on a basis consistent with the audited financial statements appearing elsewhere in this prospectus and, in the opinion of management, include all adjustments consisting only of normal recurring adjustments necessary for a fair presentation of such data. Operating results for the three months ended March 31, 2000 are not necessarily indicative of results we will experience for a full year. The historical results of operations are not necessarily indicative of results to be expected for any subsequent period.


                                                                   Three Months
                                            Year Ended December        Ended
                                                    31,              March 31,
                                            ---------------------- -------------
                                             1997    1998    1999   1999   2000
                                            ------  ------  ------ ------ ------
                                            (in thousands, except share data)
Statements of Operations Data
Revenues..................................  $1,042  $3,413  $7,994 $1,724 $2,616
Cost of revenues..........................     724   2,573   3,648    687  1,220
                                            ------  ------  ------ ------ ------
Gross profit..............................     318     840   4,346  1,037  1,396
Operating expenses:
  Selling, general and administrative.....     694   1,352   1,621    289    614
  Research and development................      --      --      --     --     --
  Amortization of stock-based
    compensation..........................      --      --     219     --    223
                                            ------  ------  ------ ------ ------
     Total operating expenses.............     694   1,352   1,840    289    837
                                            ------  ------  ------ ------ ------
Income (loss) from operations.............    (376)   (512)  2,506    748    559
Other income (expense), net...............     761     629     354     79     65
                                            ------  ------  ------ ------ ------
Income before provision for income taxes..     385     117   2,860    827    624
Provision for income taxes................     169      70   1,230    347    337
                                            ------  ------  ------ ------ ------
Net income................................  $  216  $   47  $1,630 $  480 $  287
                                            ======  ======  ====== ====== ======
Net income per share:
  Basic...................................  $ 0.04  $ 0.01  $ 0.31 $ 0.09 $ 0.05
                                            ======  ======  ====== ====== ======
  Diluted.................................  $ 0.01  $ 0.00  $ 0.07 $ 0.02 $ 0.01
                                            ======  ======  ====== ====== ======
Shares used for net income per share:
  Basic...................................   5,240   5,240   5,241  5,240  5,246
                                            ======  ======  ====== ====== ======
  Diluted.................................  15,740  21,055  21,927 21,055 22,012
                                            ======  ======  ====== ====== ======
Other Data
EBITDA(1).................................  $  570  $1,534  $4,859 $1,271 $1,279
Depreciation..............................  $  175  $1,075  $1,674 $  380 $  549
Capital expenditures......................  $5,441  $1,942  $3,816 $  180 $  833

--------
(1) EBITDA is defined as income before income tax, interest and depreciation. We present EBITDA because we believe EBITDA is a widely accepted indicator of an entity's ability to incur and service debt. EBITDA should not be considered by an investor as an alternative to net income or income from operations, as an indicator of our operating performance or other combined operations or cash flow data prepared in accordance with U.S. GAAP, or as an alternative to cash flows as a measure of liquidity. Our computation of EBITDA may differ from similarly titled computations of other companies.

                                                       As of March 31, 2000
                                                   -----------------------------
                                                                      Pro Forma
                                                   Actual  Pro Forma As Adjusted
                                                   ------- --------- -----------
                                                          (in thousands)
Balance Sheet Data
Cash and cash equivalents......................... $10,797  $10,797     $
Working capital...................................  11,609   11,609
Total assets......................................  24,219   24,219
Long-term debt, net of current portion............   3,900    3,900
Convertible preferred stock.......................  14,000       --
Retained earnings.................................   2,180    2,180
Total stockholders' equity........................  16,676   16,676

    The pro forma balance sheet data gives effect to the automatic conversion of all 14 million shares of our Series A convertible preferred stock into shares of our common stock upon the closing of this offering.

    The pro forma as adjusted balance sheet data, further gives effect to our
receipt of the estimated net proceeds from the sale of        shares of common
stock in this offering at an initial assumed public offering price of $
per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, as if this offering had been completed on March 31, 2000. The unaudited pro forma as adjusted balance sheet data also
includes the non-cash compensation expense of $           associated with stock
options that will become exercisable as of June 30, 2000.

    The pro forma and pro forma as adjusted financial data do not necessarily represent what our financial position would have been or project our financial position for any future period or date.

                                  RISK FACTORS

    You should carefully consider the risks described below in analyzing an investment in our common stock. If any of the events described below occurs, our business, results of operations and financial condition would likely suffer, the trading price of our common stock could fall and you could lose all or part of the money you paid for our common stock. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of various factors, including those identified below as well as those discussed elsewhere in this prospectus.

                         Risks Related to our Business

We depend on a small number of customers for a substantial portion of our revenues and the loss of one or more of our significant customers could reduce our profitability.

    Our largest customer, Philips' predecessor, VLSI Technology, Inc., accounted for approximately 60% of our revenues in the three months ended March 31, 2000, 60% in 1999, 43% in 1998 and 82% in 1997. Our top three customers accounted for approximately 74% of our revenues in the three months ended March 31, 2000, 85% in 1999, 83% in 1998 and 95% in 1997. In 1999, our three largest customers were MMC, Philips and Vitesse. In the three months ended March 31, 2000, our three largest customers were GlobeSpan, MMC and Philips. We anticipate that for the foreseeable future we will continue to be primarily dependent on a small number of customers for most of our revenues, with Micro Linear expected to be our largest customer for 2000. Our ability to retain customers and to add new customers is important to our ongoing success. The loss of one or more of our significant customers, for any reason, or reduced orders from any of our significant customers, without significant replacement customers or orders, could have a material adverse effect on our business, results of operations and financial condition.

Most of our customers buy our services on a purchase order basis and are not contractually obligated to us on a long-term basis, which could cause our results of operations to vary and harm our business.

    We primarily sell our test services on a purchase order basis. This means that the majority of our customers are not obligated, pursuant to any long-term contractual commitment or otherwise, to purchase any minimum amount of our test services or to provide us with binding orders for any future period. We are highly sensitive to variability in demand for our test services by our customers and it is difficult for us to forecast the demand for our services and our revenues for any future period. For example, we make test equipment and personnel expenditures in anticipation of increased future sales, and our results of operations may be less than we expect if we make capital expenditures without a corresponding increase in revenues. Additionally, because most of our expenses, particularly equipment depreciation, employee compensation and rent, are fixed, a delay or a cancellation of a significant order by any of our customers could cause our quarter-to-quarter and year-to-year results of operations to vary significantly. Further, we may not be able to capture all potential revenue in a given period if our customers' demand for quick-turnaround services exceeds our capacity during that period. We expect that future revenues in any quarter will continue to be substantially dependent on orders placed within that quarter even if we are able to increase the percentage of our services sold on a long-term contract basis. Therefore, we do not believe that period-to-period comparisons of our results of operations are necessarily meaningful and they should not be relied upon as an indication of future performance.

We may be unable to obtain test equipment or replacement parts when we require them, which could cause our results of operations to vary and harm our business.

    Our operations and expansion plans are highly dependent upon our ability to obtain a significant amount of new test equipment and replacement parts for our test equipment from a limited number of suppliers who are located principally in the United States, Europe and Japan. The market for capital equipment used in semiconductor testing is characterized by periods of intense demand, limited supply and long delivery cycles. From time to time, increased demand for some of this equipment causes lead times to extend beyond those normally met by the equipment vendors. In general, particular ICs can only be tested by a limited number of specially configured testers. Customers may specify the tester on which their ICs may be tested and if we are unable to obtain these testers or replacement parts for these testers, we could lose those customers' business. Additionally, if we are unable to obtain certain equipment, such as handlers and wafer probers, or replacement parts, in a timely manner or if the installation of such equipment or parts is disrupted, we may be unable to fulfill our customers' orders which would negatively impact our business, results of operations and financial condition.

    Generally, we have no binding supply agreements with our equipment suppliers and we acquire our equipment on a purchase order basis, which exposes us to substantial risks of being unable to obtain the equipment we want, when we want it and at a price we consider reasonable. For example, increased demand for the test equipment required in our business may prevent us from obtaining the test equipment we need and may cause an increase in the price of such equipment, which could have a material adverse effect on our business, results of operations and financial condition.

We may lose the opportunity for new business if our customers are acquired or develop new products that are incompatible with our testers.

    If any of our customers is acquired by an entity or develops a new product that causes it to change its testers to ones that we do not own or have access to, we could lose that customer's new business. For example, since our inception, we have been testing large volumes of ICs for VLSI. However, in 1999, Philips acquired VLSI and is requiring that many of its new ICs be tested on different testers. We own or operate some of the testers that Philips prefers, but such testers may not be completely compatible with Philips' future tester requirements. We anticipate that as the products we test for VLSI reach the end of their life cycle, we will no longer be receiving new purchase orders for them. If many of our other customers change their tester preferences to those that we do not own or operate, our ability to increase our revenues could be materially and adversely affected.

Our success depends on retaining our current key personnel.

    We do not carry key person life insurance on our key personnel and none of our employees, including Jen Kao, our President and Chief Executive Officer, is bound by an employment agreement. Our future performance depends on the continued service of our key personnel, including our senior management and in particular, Mr. Kao. We are highly dependent upon the sales efforts of Mr. Kao and any loss of his services could adversely impact our ability to maintain and increase our customer base. The loss of Mr. Kao's services, or one or more of our other key personnel, could seriously harm our business, results of operations and financial condition.

We may not be able to attract, hire, train and retain sufficient engineering and other skilled technical personnel that we need to maintain and grow our business.

    In order to maintain our competitive advantage and grow our business, we will need to attract, hire, train and retain sufficient engineering and other skilled technical personnel in the areas of test engineering, test development and product engineering services. We believe that competition for qualified engineering and technical personnel in these areas will continue to be intense. We are actively searching for qualified engineers who are in short supply, and we will need to significantly increase our technical staff to support the growth of our business. In addition, new employees frequently require training before they achieve desired levels of productivity and such training time may adversely affect our productivity. If we fail to attract, hire, train and retain sufficient engineering and other skilled technical personnel or if our competitors successfully recruit our engineering and technical employees, our business, results of operations and financial condition will be harmed.

We may not be able to develop or access leading technology which may affect our ability to compete effectively, which could harm our business.

    The semiconductor test market is characterized by complex technology and rapid technological change. We must be able to offer our customers test services capable of testing ICs that use advanced technology. If we fail to develop advanced test services or, where necessary, to buy those developed by others in a timely manner, our business could be adversely affected. For example, we could lose existing customers or their new business, and we could fail to attract new customers demanding technologically advanced test services. Furthermore, technological advances often lead to rapid and significant price declines on earlier generation products, and may adversely affect demand for test services on earlier generation products, which could harm our business. Advances in technology also could affect gross margins on our test services for ICs included in earlier generation products that must be sold for lower prices, meaning that customers are more sensitive to test prices.

    Rapid technological change also affects the equipment used to test our customers' new, more sophisticated ICs. If we incorrectly anticipate the technological developments in the IC industry and obtain the wrong test equipment or fail to understand market requirements for test equipment, we will be less competitive and our asset utilization will decrease. In order to remain competitive, we must be able to quickly upgrade or migrate our test equipment to respond to changing technological requirements. If we fail to respond to such changing technical requirements, our business, results of operations and financial condition may be adversely affected.

Our profitability is affected by capacity utilization rates.

    As a result of the capital intensive nature of our business, our operations are characterized by high fixed costs. Consequently, if we insufficiently utilize our capacity of installed equipment our profitability could be materially and adversely affected. Therefore, our ability to maintain or increase our profitability will continue to be dependent, in large part, upon our ability to maintain high capacity utilization rates. Capacity utilization rates may be affected by a number of factors and circumstances, including:

  .   installation of new equipment in anticipation of future business;

  .   overall industry conditions;

  . the cyclical and seasonal nature of the semiconductor industry and fluctuations in customer orders;

  .   operating efficiencies;

  .   mechanical failure or malfunction of our test equipment;

  . disruption of our operations due to expansion of operations or relocation of equipment; or

  .   fire or other natural disasters.

    For example, during the first two quarters of 1998, our capacity utilization rates were adversely impacted by a decrease in demand for our test services resulting from a downturn in the overall semiconductor industry. Our capacity utilization rates may be materially adversely impacted by future downturns in the semiconductor industry, declines in industries that purchase semiconductors or other factors. Any inability on our part to maintain or increase capacity utilization rates could have a material adverse effect on our business, results of operations and financial condition.

A decrease in the average selling price for communications and networking equipment may lead to price pressures.

    A significant percentage of our revenues is derived from customers who provide ICs used in communications and networking equipment. Any decline in the average selling price of communications and networking equipment places significant pressure on the prices of the components that are used in this equipment. If the average selling prices of ICs in communications and networking equipment decreases, resulting pricing pressure on services provided by us could increase, which may reduce our revenues. This may significantly reduce our gross margin which would have an adverse effect on our business, results of operations and financial condition.

Our services have lengthy sales and test implementation cycles, which could adversely affect our business.

    Sales of our test services often require us to engage in a lengthy sales effort followed by a lengthy test implementation cycle, and any delays in these periods or delays in customer procurement could substantially harm our results of operations and financial condition. Our sales efforts may have to include significant education of prospective customers regarding the use and benefits of our services. A customer's decision to purchase our test and engineering services is discretionary, may involve a significant commitment of their resources and is influenced by its design cycles. As a result, the sales cycle for our services varies and could range from one month to six months for purchase order test services and from three months to in excess of one year for one-year or multi-year contractual commitments. In addition, prior to our commencing test services for a customer, the customer must complete its own test implementation cycle. This cycle, which begins with the prototype phase and concludes with the production phase, can range from one to three months. Any delay in these phases may harm our business, results of operations and financial condition.

We expect to make significant expenditures in the future and therefore may require additional financing.

    To grow our business, maintain our competitive technical position and meet the needs of new customers, we intend to increase our test capacity by purchasing additional advanced test equipment. Purchasing advanced test equipment and employing new employees to operate this equipment will require substantial expenditures. These expenditures will likely be made in advance of increased sales. We cannot assure you that our revenues will increase after these expenditures. Our failure to increase our revenues after these expenditures could have a material adverse effect on our business, results of operations and financial condition.

    We expect the net proceeds from this offering, combined with our cash flow from operations and our bank facility, will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. After that we may need to obtain additional debt or equity financing to fund our capital expenditures. Additional equity financing may result in dilution to the holders of our common stock. If additional debt financing is required, such financing may:

  . increase our vulnerability to adverse general economic and industry conditions;

  .   limit our ability to pursue our growth plan;

  . limit our flexibility in planning for, or reacting to, changes in our business and our industry;

  . require us to dedicate a substantial portion of our cash flow from operations to payments on our debt; and

  . further limit our ability to pay dividends or require us to seek consents for the payment of dividends.

    If we are not able to obtain additional debt or equity financing on acceptable terms, if and when needed, we may not be able to fund our expenditures, develop or enhance our services, take advantage of future opportunities, grow our business or respond to competitive pressures or unanticipated requirements.

We have made acquisitions, and may engage in future acquisitions, that may adversely impact our results of operations, dilute our stockholders or cause us to incur debt or assume contingent liabilities.

    In October 1999, we acquired the San Diego mixed-signal test equipment of Fairchild Semiconductor Corporation and in April 2000, we acquired the mixed-signal and RF test equipment of Micro Linear. As part of our business strategy, we may make additional investments in or purchase complementary companies, services, technologies or a customer's turnkey test operations that we believe would be advantageous to the development of our business. We could have difficulty in assimilating the purchased operations and hired personnel into our company. In addition, we may not be able to retain the key personnel or optimize our use of the services and technology of the purchased company or operations. These or other difficulties could disrupt our ongoing business, divert our management and employees, increase our expenses and result in a failure to realize the expected benefits of these acquisitions. Furthermore, we may issue equity securities to pay for any future purchases, investments or acquisitions, which could be dilutive to our existing stockholders. We may also incur debt, which may contain covenants that could restrict our growth strategy, assume contingent liabilities, incur amortization expenses related to intangible assets or incur write-offs in connection with acquisitions, any of which could harm our business and results of operations. If we do not integrate these or future acquisitions effectively with our operations, we could fail to achieve the benefits we expected and our business, results of operations and financial condition may be harmed.

We may not be successful in maintaining or establishing long-term contractual agreements or other long-term relationships with customers, which could affect our revenues and our future business opportunities.

    In connection with our purchase of assets from Fairchild and Micro Linear, we entered into written agreements requiring us to provide each company set services at capped prices for three-year terms. These agreements also provide that we may perform additional services for these parties at their request. These agreements are non-exclusive and these parties are free to enter into similar or more favorable agreements with our competitors. Each of these agreements may be terminated at the will of either party at the end of the initial three-year term. We may not be able to sell services in addition to those required under the agreements and, at the expiration of these agreements, we may not be able to offer competitive test services in order for the relationships to expand and be extended. Any failure to expand or maintain our relationships with Fairchild and Micro Linear will adversely affect the percentage of our revenues we receive from long-term contracts as opposed to purchase orders which would harm our business, results of operations and financial condition.

    Additionally, as part of our business strategy, we intend to enter into additional agreements similar to those with Fairchild and Micro Linear. If we fail to enter into new long-term relationships, we may not gain access to opportunities that are important for the expansion of our business, including the ability to joint market or collaborate or cooperate with these companies. This may have a material adverse effect on our business, results of operations and financial condition.

We may be unable to implement our business strategy because of liabilities that could decrease our cash reserve.

    As part of our Micro Linear agreement, we are responsible for packaging ICs after volume production wafer sort. We currently subcontract this packaging function to a third-party assembly house and must pay that third party the full fee for its packaging services even if we are not paid by Micro Linear. If Micro Linear does not pay us for these charges for any reason, our cash reserves would be reduced and we may be delayed in implementing or unable to implement our business strategy. In addition, we may enter into agreements under which we subcontract packaging or assembly services for other customers. If we are not paid as expected for our services, our cash reserves would be reduced and we may be delayed in implementing or unable to implement our business strategy.

We may be unable to manage our expansion effectively which could harm our business.

    We intend to increase the scope of our operations domestically and internationally and to increase our headcount substantially. We had a total of 10 employees at December 31, 1997, 21 employees at December 31, 1998, 34 employees at December 31, 1999 and 108 employees at May 31, 2000. In addition, we plan to continue to hire a significant number of employees this year. This growth has placed, and our anticipated growth in the future will continue to place, a significant strain on our management systems and resources. We expect that we will need to continue to improve our financial and managerial controls, reporting systems and procedures, and will need to continue to expand, train and manage our work force. If we are unable to effectively manage our anticipated future growth, we may not be able to implement our business strategy which could harm our business.

We may not be able to attract, hire, train and retain sufficient sales personnel to support our direct sales approach.

    Selling our services requires a sophisticated, direct sales approach targeted at the senior management of our prospective customers in the semiconductor industry. To date, we have relied heavily upon, and we will continue to rely upon, our senior management team to sell our services. Our ability to achieve significant revenue growth in the future will largely depend on our success in attracting, hiring, training and retaining sufficient additional direct sales personnel and their ability to establish relationships with new customers and maintain relationships with our existing customers. If we are unsuccessful in hiring sufficient direct sales personnel or if the personnel are unable to establish relationships with new customers and maintain relationships with our existing customers, our business, results of operations and financial condition may be adversely affected.

We will face additional operational and financial risks if we expand into international operations.

    If we expand our business to include international operations, we will face a number of additional challenges associated with conducting business overseas. If we fail to effectively meet these challenges, our potential market share and revenues could be reduced. For example:

  . we may have logistical difficulty managing and administering a globally dispersed business;

  . our operating results may be negatively affected by fluctuations in exchange rates;

  . we may encounter greater difficulty in collecting accounts receivable resulting in longer collection periods and bad debt expense;

  . we may not be able to repatriate the earnings of our foreign operations;

  . we will have to comply with a wide variety of foreign laws and regulatory environments with which we are not familiar;

  . we may not be able to adequately protect our trademark and other intellectual property overseas due to the uncertainty of laws and enforcement in certain countries relating to the protection of intellectual property;

  . our operating results could be negatively affected by seasonal reductions in business activity in other parts of the world;

  . the financial performance of our international operations could be significantly reduced by the multiple and possibly overlapping tax structures; and

  . we may forfeit some foreign assets and lose some of our investments made developing and marketing our international operations due to the economic or political instability in some international markets.

    We expect that we may experience these challenges and the risks discussed above, any one of which could have a material adverse effect on our business, results of operations and financial condition.

Problems associated with our customers' international business operations could affect our ability to sell our services.

    Many of our customers sell their products outside of North America and manufacture their products in the Far East, particularly in Taiwan. Our customers are subject to risks of economic and political instability in the countries where they manufacture and sell their products, including the risk of conflict between Taiwan and the People's Republic of China. If this instability affects any of our customers, it could also materially and adversely affect our business, particularly if this instability impacts the sales of products manufactured by our customers. A substantial decrease in the demand for our customers' products due to international economic instability could have a material adverse effect on our business, results of operations and financial condition. Decreases in demand for, or sale of, our customers' products, likely would lead to decreases in the number of products containing ICs being manufactured, which in turn would result in a decline in the demand for our test services. Other factors associated with foreign commerce that could affect our customers' operations and revenues include the following:

  .   changes in tax laws, tariff, freight rates and other trade barriers;

  .   foreign exchange rate fluctuations;

  .   timing and availability of export licenses; and

  . inadequate protection of intellectual property rights in some countries.

If these risks affect any of our customers, these risks could also materially and adversely affect our business and results of operations.

The testing process is complex and therefore prone to "bugs," operator error and test equipment malfunction.

    IC testing is a complex process involving sophisticated computer software and test equipment. We develop software test programs which we use to test our customers' ICs. We also develop conversion software programs which enable us to test ICs on different types of testers. Similar to most software programs, these software programs are complex and may contain programming errors or "bugs." The testing process also is subject to operator error by our employees who operate our test equipment and related software. In addition, the test equipment may malfunction. Any significant defect or bug in our test or conversion software, operator error or malfunction in our test equipment could:

  .   reduce our production quality;

  .   increase our costs;

  .   divert our resources;

  .   damage or destroy our customer relationships; or

  . materially harm our business, results of operations and financial condition.

Our proprietary technology is important to our ability to succeed in our business but may be difficult to protect.

    Our ability to compete successfully and achieve future growth in revenues will depend, in part, on our ability to protect our proprietary technology and the proprietary technology of our customers entrusted to us. We seek to protect our proprietary technology and know-how through the use of non-disclosure agreements and by limiting access to and distribution of proprietary information. We have no patents or copyrights for our proprietary techniques, and we rely primarily on trade secret protection in the form of non-disclosure and proprietary rights assignment agreements with our key employees and non-disclosure agreements with our customers. Our competitors may develop, patent, copyright or gain access to similar intellectual property, including know-how and technology. In addition, our non-disclosure agreements may not be adequate to protect our proprietary technology or that of our customers. Additionally, as part of our growth strategy we intend to enter into international markets, and the laws of foreign countries may not protect our proprietary rights to the same extent as the laws of the United States. Any inability to protect our proprietary technology or that of our customers could have a material adverse effect on our business, results of operations and financial condition.

We may be subject to intellectual property rights disputes.

    Our ability to compete successfully will depend, in part, on our ability to operate without infringing the intellectual property rights of others. As the number and coverage of patents, copyrights and other intellectual property rights in our industry increases, we believe that companies in our industry may face more frequent patent infringement claims. Although there are no pending or threatened intellectual property lawsuits against us, we may face litigation or patent infringement claims in the future. In the event that any valid claim is made against us, we could be required to:

  .   stop using and selling certain services or processes;

  .   pay substantial damages;

  .   develop non-infringing technologies; or

  .   attempt to acquire licenses to use the infringed technology.

    Additionally, litigation may be necessary to protect our technology against patent infringement claims and determine the validity and scope of the proprietary rights of our competitors. Intellectual property law is uncertain and evolving and we may not be successful in litigating to protect our technology or determining the proprietary rights of others. Intellectual property litigation could result in substantial costs and diversion of management and other resources. If any infringement claim is asserted against us, we may be required to seek to obtain a license of the other party's intellectual property rights and a license may not be available to us on reasonable terms or at all. Should any of the disputes described above occur, our business, results of operations and financial condition could be materially and adversely affected.

Conflicts of interest among our customers may affect our customer base.

    The semiconductor industry is highly competitive and many of our customers directly compete with each other. There is a risk that we may alienate a customer by working too closely or extensively with one or more of its competitors. If we are forced to limit our service relationship with any large customer or otherwise decrease or refocus our customer base to prevent the alienation of one or more customers, our ability to attract and maintain customers will be affected and our business, results of operations and financial condition could be materially and adversely affected.

We need a controlled room environment for our operations.

    Our testing operations take place in areas where temperature and humidity are strictly controlled. If we are unable to control our testing environment for any reason including power outages, our test equipment may become nonfunctional or may malfunction. If we experience prolonged interruption in our operations due to problems related to the test room environment, this could have a material adverse effect on our business, results of operations and financial condition.

Fire, earthquake or other calamity at one of our facilities or at one of our customers' sites could adversely affect our business.

    We conduct our testing operations at a limited number of facilities and some of these facilities are located on or near fault lines. Additionally, some of our customers' and their suppliers' sites are similarly located. Any damage caused by earthquakes may adversely affect our financial condition as our insurance policies do not cover losses due to earthquakes. A fire, earthquake or other calamity, resulting in significant damage at any of our facilities would have, and at any of our significant customers' or its suppliers' sites could have, a material adverse effect on our business, results of operations and financial condition. While we maintain insurance policies covering certain losses, including losses due to fire, these policies are limited in coverage and they may not sufficiently cover all of these potential losses.

                Risks Related to the Semiconductor Test Industry

The semiconductor industry is seasonal and cyclical and subject to significant downturns which could adversely affect our results of operations.

    Our semiconductor test business is directly related to the market conditions in the semiconductor industry. The semiconductor industry is seasonal and cyclical and, at various times, has experienced significant downturns because of production overcapacity and reduced unit demand. For example, the volume of our test services decreased during the first two quarters of 1998 compared to the last quarter of 1997 because of reduced industry-wide demand and seasonality. One result of this reduction was that our IDM customers increased the volume of services they performed internally, which further decreased the demand for our services.

    Our business depends in significant part on the test requirements of semiconductor companies for independent outsourced test program development and test services. The market for semiconductors is characterized by:

  .   rapid technological change;

  .   evolving industry standards;

  .   intense competition; and

  .   fluctuations in end-user demand.

    Any future downturn in the semiconductor industry is likely to adversely affect our business, results of operations and financial condition.

We may not be able to compete successfully in our industry.

    The semiconductor test service industry is very competitive and diverse and requires us to be capable of testing increasingly complex semiconductors as quickly as our competitors. The industry is comprised of both large multi-national companies and smaller independent test-houses. We believe that we face substantial competition from the internal capabilities of many of our current and potential IDM customers and from large assembly houses which offer production test services. These competitors include Amkor Technologies, Inc., ASE Test Limited, ASAT, Ltd., ChipPAC Inc., Siliconware Precision Industries Company, Ltd., and ST Assembly Test Services Ltd. These companies offer services in the United States, overseas or both. We also face competition from smaller independent test-houses such as Multitest Design and Test, Inc. and Viko Test Lab, which do not provide as wide an array of services.

    Many of our competitors and potential competitors have significantly longer operating histories, larger installed bases of test equipment, greater name recognition and significantly greater technical, financial, manufacturing, marketing and other resources than we do. In addition, a number of these competitors have long established relationships with our customers and potential customers. We believe it is likely that additional competitors will enter the market for most, if not all, of the services which we will offer.

    In addition, many IDMs have greater financial and other resources than we do and may rely on internal sources for test and assembly services due to:

  . their desire to realize higher utilization of their own existing test capacity;

  .   their unwillingness to disclose proprietary technology;

  .   the guaranteed availability of their own test capacity; and

  .   their possession of more advanced test technologies.

    Historically, we have been dependent on outsourcing of test services by IDMs. Our IDM customers continually evaluate our services against their own in-house test and assembly services. As a result, at any time, IDMs may decide to shift some or all of their outsourced test and management of assembly services to internally sourced capacity. Any such shift or a slowdown in this trend to outsource is likely to adversely affect our business, results of operations and financial condition. Furthermore, we cannot assure you that we will be able to compete successfully in the future against our existing or potential competitors or that our business, results of operations and financial condition will not be adversely affected by increased competition.

We may be unable to grow our business if the markets in which our customers sell their products shrink or do not grow.

    Our success depends in large part on the continued growth of various markets that use semiconductors, particularly the communications and networking equipment industries. Any decline in the demand for semiconductors in any of the following markets could materially harm our business:

  .   communications;

  .   networking;

  .   high-performance computing;

  .   video and audio; or

  .   graphics and imaging.

    Slower growth in any of the other markets in which semiconductors are sold may also materially harm our business. Many of these markets are characterized by rapid technological change and intense competition. As a result, semiconductors sold by our customers may face severe price competition, become obsolete over a short time period or fail to gain market acceptance. Any of these occurrences could materially harm our business by decreasing the demand for our test services.

                         Risks Related to this Offering

Our common stock has never been publicly traded, and a trading market may not develop for our stock.

    Prior to this offering, there has not been a public market for our common stock. A trading market may not develop for our common stock. The initial price of our common stock in this offering will be determined by negotiations between representatives of the underwriters and us and may not be indicative of prices that will prevail in the future. As a result, the trading price of our common stock may decline and you might lose all or a part of your investment.

The market price of our common stock may be volatile.

    The market price of our common stock is likely to be highly volatile in the future. Our common stock price may fluctuate significantly in response to factors such as:

  .   quarterly variations in our operating results;

  .   announcements of technological innovations;

  . changes in earnings estimates by analysts or our failure to meet such earnings estimates;

  .   loss or addition of one or more significant customers;

  .   announcements by us regarding significant acquisitions;

  . changes in our customer relationships or capital expenditure commitments;

  .   additions or departures of key personnel;

  .   future sales or issuances of our common stock or other securities; and

  . changes in federal, state or foreign regulations affecting the semiconductor industry.

    In addition, the stock markets in general, and the stocks of technology companies in particular, have experienced extreme price and volume fluctuations recently. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors may have a material adverse effect on the market price of our common stock, regardless of our actual operating performance, and you might lose all or a part of your investment.

Future sales of securities by us or our existing shareholders may adversely affect the price of our common stock.

    Sales of substantial numbers of shares of our common stock in the public market following this public offering could adversely affect the market price
of our shares. There will be           shares of common stock outstanding
immediately following this public offering. In addition, as of March 31, 2000, we had granted options under our employee stock option plans for the purchase of a total of 2,862,500 shares of common stock. If these options are exercised and the shares of common stock are fully paid for, such shares would be freely tradable.

    In connection with this offering, each of our directors, executive officers, and substantially all of our security holders have agreed not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock or any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock or thereafter acquired, without the prior written consent of FleetBoston Robertson Stephens Inc., subject to certain exceptions, for a period of 180 days from the date of this prospectus.

Purchasers of common stock in this offering will suffer immediate and substantial dilution.

    The initial public offering price is substantially higher than the book value per share of our common stock. As a result, you will experience immediate and substantial dilution in the pro forma net tangible book value per share of our common stock. This dilution will occur because our earlier investors paid substantially less than the initial public offering price in this offering when they purchased their shares of common stock. You will experience additional dilution upon exercise of outstanding stock options.

We have not declared cash dividends on our common stock and we have no intention of and are restricted from issuing such cash dividends in the foreseeable future.

    We have not declared or paid cash dividends on our common stock and we anticipate that any future earnings will be retained for investment in our business. Any payment of cash dividends in the future will be at the discretion of our board of directors and will depend upon, among other things, our earnings, financial condition, capital requirements, outstanding debt and contractual restrictions. In addition, current agreements with our lender prohibit the payment of cash dividends by us without receiving our lender's prior consent, and future agreements we may enter into with lenders may contain similar restrictions.

Our management has significant influence over stockholder decisions.

    Our officers and directors will control the vote of approximately 79.1% of the outstanding shares of common stock prior to the exercise of any outstanding options. As a result, they may be able to significantly influence all matters requiring approval by our stockholders, including the election of directors.

Our management has discretion as to the use of the net proceeds from this offering.

    Our management has broad discretion as to the use of the net proceeds that we will receive from this offering. Our management may not apply these funds effectively, and the net proceeds from this offering may not be invested to yield a favorable return. As a result, you might lose all or a part of your investment.

Our certificate of incorporation and bylaws and Delaware law contain provisions that could discourage a takeover.

    Our certificate of incorporation and bylaws and Delaware law contain provisions that might enable our management to resist a takeover. These provisions might discourage, delay or prevent a change in the control of Artest or a change in our management.

    Our certificate of incorporation also provides that our board of directors may, without further action by our stockholders, issue shares of preferred stock in one or more series and establish the rights, preferences, privileges and restrictions of this preferred stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that such holders will receive dividend payments and payments upon liquidation.

    While we have no present intention to issue shares of preferred stock, such issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire a majority of our outstanding voting stock. In addition, we are subject to the anti-takeover provisions of
Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 may have the effect of deterring hostile takeovers or delaying or preventing changes in control or in our management, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

                 CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements within the meaning of the federal securities laws, which involve risks and uncertainties. These forward-looking statements are not historical facts but rather are based on current expectations, estimates and projections about our industry, beliefs and assumptions. We use words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "may," "will," "could," "should," "would," "continue," "pro forma," and variations of these words and similar expressions to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in "Risk Factors" and elsewhere in this prospectus. You should not place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus.

                                USE OF PROCEEDS
    The net proceeds to us from the sale of the      shares of common stock
offered hereby are estimated to be approximately $     assuming an initial
public offering price of $    per share, the midpoint of the range shown on the
cover of the prospectus, and deduction of the underwriting discounts and commissions and estimated offering expenses payable by us.

    We currently estimate that we will use the net proceeds from this offering as follows:

  . approximately $5.4 million to repay existing indebtedness at May 31, 2000, including accrued interest;

  . between approximately $14 million and $20 million on capital expenditures for existing facilities and equipment over the next 12 months; and

  .   the remainder for working capital and general corporate purposes.

    The repayment of existing indebtedness includes two credit facilities we have established with California Bank and Trust, formerly Sumitomo Bank of California. The first line of credit was established in November 1997 as a non-revolving $6.5 million equipment line of credit. The interest rate on this line of credit ranges between 7.10% to 7.30%. All borrowings against this equipment line of credit mature within five years. The second loan agreement was entered into in August 1999 and provides us with a $2.0 million secured equipment line of credit. All borrowings against this line bear an interest rate equal to the effective prime rate, which was 8.75% at March 31, 2000, and mature within five years.

    In addition to the purposes listed above, we also may use a portion of the net proceeds to acquire or make investments in additional businesses, products and technologies or establish joint ventures or strategic partnerships that we believe will complement our current and future business. Some of these acquisitions or investments could be material. We are not currently engaged in any negotiations, commitments or agreements with respect to any acquisitions or investments. We will retain broad discretion in allocating the net proceeds of the offering. As a result, the above estimates are subject to change at our management's discretion. Pending such uses, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing securities. See "Risk Factors--Our management has discretion as to the use of the net proceeds from this offering."

                                DIVIDEND POLICY

    We have never declared or paid dividends on our capital stock and do not anticipate declaring or paying cash dividends in the foreseeable future. Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our earnings, financial condition, capital requirements, outstanding debt and contractual restrictions. In addition, current agreements with our lender prohibit the payment of cash dividends by us without receiving our lender's prior consent.

                                 CAPITALIZATION

    The following table summarizes our cash and cash equivalents and our capitalization as of March 31, 2000:

  .   on an actual basis;

  . on a pro forma basis to reflect the conversion of all our outstanding Series A convertible preferred stock into 14 million shares of common stock upon the closing of this offering; and

  . on a pro forma as adjusted basis giving effect to the conversion of all of our outstanding Series A convertible preferred stock into 14 million shares of common stock upon the closing of this offering and
      the issuance and sale of                 shares of common stock at an
      assumed initial public offering price of $      per share, less
      estimated underwriting discounts and offering expenses payable by us.

    The number of shares outstanding as of March 31, 2000 excludes:

  . 2,862,500 shares of common stock issuable upon exercise of stock options outstanding as of March 31, 2000 at a weighted average exercise price of $0.45 per share;

  . 1,171,000 shares of common stock issuable upon exercise of stock options granted since March 31, 2000 at a weighted average exercise price of $8.00 per share, 715,000 of which became fully vested and immediately exercisable on June 30, 2000; and

  . 1,131,500 shares of common stock reserved for issuance under our stock option plans as of March 31, 2000.

    This table should be read with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the accompanying notes appearing elsewhere in this prospectus.

                                                        March 31, 2000
                                                 ------------------------------
                                                                     Pro Forma
                                                 Actual   Pro Forma As Adjusted
                                                 -------  --------- -----------
                                                  (in thousands, except share
                                                             data)

Cash and cash equivalents....................... $10,797   $10,797     $
                                                 =======   =======     ====
Long-term debt obligations, net of current
  portion....................................... $ 3,900   $ 3,900     $
                                                 -------   -------     ----
Stockholders' equity:
  Preferred stock; no par value; 14,000,000
    shares authorized, issued and outstanding,
    actual; 14,000,000 shares authorized and no
    shares issued and outstanding, pro forma
    and pro forma as adjusted...................  14,000        --       --
  Common stock, no par value; 24,000,000 shares
    authorized, 5,246,000 shares issued and
    outstanding, actual; 24,000,000 shares
    authorized, 19,246,000 shares issued and
    outstanding, pro forma;     shares issued
    and outstanding, pro forma as adjusted......   1,740    15,740
  Deferred stock compensation...................  (1,244)   (1,244)
  Retained earnings.............................   2,180     2,180
                                                 -------   -------     ----
     Total stockholders' equity.................  16,676    16,676
                                                 -------   -------     ----
       Total capitalization..................... $20,576   $20,576     $
                                                 =======   =======     ====

                                    DILUTION

    If you invest in our common stock, your investment will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering. Our pro forma net tangible book value as of March 31, 2000, was approximately $16.0 million, or $0.83 per share of common stock. Pro forma net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding after giving effect to the conversion of all of our outstanding Series A convertible preferred stock into shares of our common
stock. After giving effect to the issuance and sale of          shares of our
common stock in this offering at an assumed initial public offering price of
$        per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2000, would have been
$         , or $      per share. This represents an immediate increase in pro
forma as adjusted net tangible book value of $        per share to existing
stockholders and an immediate dilution in pro forma as adjusted net tangible
book value of $        per share to new investors purchasing shares of common
stock in this offering. The following table illustrates this dilution:

   Assumed initial public offering price per share....................        $
     Pro forma net tangible book value per share as of March 31,
       2000...........................................................  $0.83
     Increase per share attributable to new investors.................
                                                                        -----
   Pro forma as adjusted net tangible book value per share after the offering.........................................................
                                                                              ----
   Dilution per share to new investors................................        $
                                                                              ====

    The following table summarizes, as of March 31, 2000, on a pro forma as adjusted basis, the total number of shares of common stock outstanding and the total consideration paid to us and the average price per share paid by existing stockholders and by new investors purchasing shares of common stock in this
offering at an assumed initial public offering price of $       per share
before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us:

                             Shares Purchased  Total Consideration
                            ------------------ ------------------- Average Price
                              Number   Percent   Amount    Percent   Per Share
                            ---------- ------- ----------- ------- -------------
   Existing stockholders..  19,246,000       % $14,053,600       %     $0.73
   New investors..........
                            ----------  -----  -----------  -----
     Totals...............              100.0% $            100.0%
                            ==========  =====  ===========  =====

    The above computations are based on the number of shares of common stock outstanding as of March 31, 2000 and exclude:

  . 2,862,500 shares of common stock issuable upon exercise of stock options outstanding as of March 31, 2000 at a weighted average exercise price of $0.45 per share;

  . 1,171,000 shares of common stock issuable upon exercise of stock options granted since March 31, 2000 at a weighted average exercise price of $8.00 per share, 715,000 of which became fully vested and immediately exercisable on June 30, 2000; and

  . 1,131,500 shares of common stock reserved for issuance under our stock option plans as of March 31, 2000.

    If the underwriters' over allotment option is exercised in full, the number
of shares of common stock held by new investors will increase to     shares, or
  % of the total number of shares of common stock outstanding after this offering.

    To the extent that any of these options are exercised, there could be further dilution to new investors. For additional information regarding these shares, see "Capitalization," "Management--Benefit Plans," "Description of Capital Stock" and Note 6 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

    You should read the selected financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical financial statements and related notes included elsewhere in this prospectus. The selected statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the selected balance sheet data as of December 31, 1998 and 1999 are derived from our audited financial statements included in this prospectus. The selected balance sheet data as of December 31, 1997 are derived from our audited financial statements not included in this prospectus. The selected balance sheet data as of March 31, 2000 and the selected statement of operations data for the three months ended March 31, 1999 and 2000 are derived from our unaudited financial statements included elsewhere in this prospectus. Our unaudited financial statements have been prepared on a basis consistent with the audited financial statements appearing elsewhere in this prospectus and, in the opinion of management, include all adjustments consisting only of normal recurring adjustments necessary for a fair presentation of such data. Operating results for the three months ended March 31, 2000 are not necessarily indicative of results we will experience for a full year. The historical results of operations are not necessarily indicative of results to be expected for any subsequent period.

                                                                 Three Months
                                      Year Ended December 31,   Ended March 31,
                                      ------------------------- ---------------
                                       1997     1998     1999    1999    2000
                                      -------  -------  ------- ------- -------
                                       (in thousands, except per share data)
STATEMENTS OF OPERATIONS
Revenues............................. $ 1,042  $ 3,413  $ 7,994 $ 1,724 $ 2,616
Cost of revenues.....................     724    2,573    3,648     687   1,220
                                      -------  -------  ------- ------- -------
Gross profit.........................     318      840    4,346   1,037   1,396
Operating expenses:
  Selling, general and
    administrative...................     694    1,352    1,621     289     614
  Research and development...........      --       --       --      --      --
  Amortization of stock-based
    compensation.....................      --       --      219      --     223
                                      -------  -------  ------- ------- -------
     Total operating expenses........     694    1,352    1,840     289     837
                                      -------  -------  ------- ------- -------
Income (loss) from operations........    (376)    (512)   2,506     748     559
Other income and (expense), net:.....     761      629      354      79      65
                                      -------  -------  ------- ------- -------
Income before provision for income
  taxes..............................     385      117    2,860     827     624
                                      -------  -------  ------- ------- -------
Provision for income taxes...........     169       70    1,230     347     337
                                      -------  -------  ------- ------- -------
Net income........................... $   216  $    47  $ 1,630 $   480 $   287
                                      =======  =======  ======= ======= =======
Net income per share--
  Basic.............................. $  0.04  $  0.01  $  0.31 $  0.09 $  0.05
                                      =======  =======  ======= ======= =======
  Diluted............................ $  0.01  $  0.00  $  0.07 $  0.02 $  0.01
                                      =======  =======  ======= ======= =======
Shares used for net income per
  share--
  Basic..............................   5,240    5,240    5,241   5,240   5,246
                                      =======  =======  ======= ======= =======
  Diluted............................  15,740   21,055   21,927  21,055  22,012
                                      =======  =======  ======= ======= =======

                                                  December 31,        March 31,
                                             ----------------------- ----------
                                              1997    1998    1999      2000
                                             ------- ------- ------- ----------
                                                       (in thousands)
Balance Sheet Data
Cash and cash equivalents................... $ 8,897 $ 8,422 $11,626  $10,797
Working capital.............................  10,195  12,002  11,323   11,609
Total assets................................  19,434  20,500  24,477   24,219
Long-term debt, net of current portion......   1,257   3,984   3,825    3,900
Convertible preferred stock.................  14,000  14,000  14,000   14,000
Retained earnings...........................     216     263   1,893    2,180
Total shareholders' equity..................  14,269  14,316  16,166   16,676

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus. Our discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as statements of our plans, objectives, intentions, estimates and projections about our industry. Our actual results may differ materially from those predicted in such forward-looking statements. Factors that could cause or contribute to such differences include but are not limited to those discussed in "Risk Factors" and elsewhere in this prospectus.

Overview

    We are a leading independent provider of comprehensive semiconductor test services. We focus on complex mixed-signal, RF and high-performance digital ICs, primarily in the communications and networking industries. We provide our customers with a flexible, full service solution to their test needs. Our solution addresses each stage of our customers' product lifecycle from new product development through high volume production. Our services include software test program and hardware development, prototype verification, characterization, volume production wafer sort and volume production final test.

    We were founded in November 1996 as a test services company, opened our facility in Sunnyvale, California in May 1997, and began operations in September 1997. We have increased our capacity and revenue through two key strategies:

  .   equipment purchases and sales efforts with existing and new customers;
      and

  . long-term customer relationships through which we purchase test equipment and hire personnel.

The acquisition of customer facilities provides a cost-effective way to add engineering capabilities, capacity and revenue growth, while entering into a long-term relationship with the customer.

    In October 1999, we expanded our capabilities and capacity by opening a facility in San Diego, California by purchasing the San Diego mixed-signal test equipment from Fairchild and hiring of some of its employees. In May 2000, we opened an additional facility in San Jose, California, approximately doubling our capacity at the time, by purchasing the mixed-signal and RF test equipment of Micro Linear and hiring of some of its employees. We entered into three-year services agreements with both Fairchild and Micro Linear. The agreements provide for the delivery of test and engineering services over the terms of the contracts if we maintain service, quality and price levels that are competitive in the industry.

    We primarily sell our test services on a purchase order basis. Most of our expenses, particularly equipment depreciation, employee compensation and rent, are fixed. Therefore, a delay in a purchase by a customer or a cancellation of a significant purchase order by any of our large customers could cause our quarter-to-quarter and year-to-year results to vary significantly. We recognize revenues when our services are completed and no significant obligations remain.

    Our sales are subject to seasonality, with the largest portion of quarterly sales tied to IC purchasing patterns, which usually are lowest in the first quarter and highest in the fourth quarter of the calendar year. The sales cycle for our services typically ranges from one month to six months for purchase order test services and from three months to in excess of one year for one-year or multi-year contractual commitments and includes a qualification period during which our customers evaluate and audit our test procedures. Due to the length of these sales cycles, we often order or invest in test equipment in advance of generating revenue from these investments. Accordingly, if sales of our services do not occur when we expect, we may be unable to adjust our purchases of equipment on a timely basis, and expenses may increase relative to revenues.

    Historically, a significant portion of our revenues in each quarter and year has been derived from sales to relatively few customers. Our top three customers accounted for approximately 74% of our revenues in the three months ended March 31, 2000, 85% in 1999, 83% in 1998 and 95% in 1997. Our largest customer accounted for approximately 60% of our revenues in the three months ended March 31, 2000, 60% in 1999, 43% in 1998 and 82% in 1997. In the five months ended May 31, 2000, our five largest customers, GlobeSpan, Micro Linear, MMC, Philips and Vitesse in the aggregate represented approximately 84% of our revenues, with Philips representing 48% of our revenues. As we implement our strategy of increasing the penetration of existing customers and pursuing acquisitions of IC test operations, we believe our customer concentration will change and we will be less dependent upon any single customer. All of our revenues to date have been denominated in United States dollars and have substantially come from U.S.-based customers.

Results of Operations

    The following table presents selected financial data for the periods indicated as percentages of our revenues.

                                            Year Ended         Three Months
                                           December 31,       Ended March 31,
                                         -------------------  ----------------
                                         1997   1998   1999    1999     2000
                                         -----  -----  -----  -------  -------
Revenues................................ 100.0% 100.0% 100.0%   100.0%   100.0%
Cost of revenues........................  69.5   75.4   45.6     39.8     46.6
                                         -----  -----  -----  -------  -------
Gross profit............................  30.5   24.6   54.4     60.2     53.4
                                         -----  -----  -----  -------  -------
Operating expenses:
  Selling, general and administrative...  66.6   39.6   20.3     16.8     23.5
  Research and development..............    --     --     --       --       --
  Amortization of stock-based
    compensation........................    --     --    2.7       --      8.5
                                         -----  -----  -----  -------  -------
     Total operating expenses...........  66.6   39.6   23.0     16.8     32.0
                                         -----  -----  -----  -------  -------
Income (loss) from operations........... (36.1) (15.0)  31.4     43.4     21.4
Other income and (expense), net.........  73.0   18.4    4.4      4.6      2.5
                                         -----  -----  -----  -------  -------
Income before provision for income
  taxes.................................  36.9    3.4   35.8     48.0     23.9
Provision for income taxes..............  16.2    2.1   15.4     20.1     12.9
                                         -----  -----  -----  -------  -------
Net income..............................  20.7%   1.3%  20.4%    27.9%    11.0%
                                         =====  =====  =====  =======  =======

Three Months Ended March 31, 1999 Compared to Three Months Ended March 31,
2000

    Revenues. Our revenues consist of test services, including prototype verification, characterization, volume production wafer sort, volume production final test and rental of our IC test equipment. To date, our revenues have also included test software and hardware development that was often billed to customers in the form of non-recurring engineering, or NRE, charges. These charges represented approximately 2% of our revenues in the first quarter of 2000 and 1% of our revenues in the first quarter of 1999.

    Revenues in the first quarter of 2000 were $2.6 million, an increase of $892,000, or 51.7%, over the first quarter of 1999. This increase in revenues primarily relates to our increased test capacity and improved tester capacity utilization, which enabled us to better meet our customers' increased demand for our test services. In the first quarter of 2000 we had additional test floor space and five additional testers compared to the first quarter of 1999.

    In 2000, we expect to generate revenues from assembly support services in connection with our operating agreement with Micro Linear. Pursuant to this agreement, we plan to outsource these assembly support services to independent assembly subcontractors. Assembly support services have significantly lower gross margins than our test services and accordingly, our gross margins may decrease. However, providing assembly services requires little capital investment and we expect to substantially offset this decrease in our gross margins by utilizing the additional capacity available from the test equipment we acquired from Micro Linear.

    Cost of Revenues and Gross Profit. Cost of revenues includes test equipment depreciation, employee compensation and facility rent. The purchase price of our principal test equipment, IC testers, ranges between $500,000 and $2.0 million per tester. The depreciation expense on testers in any quarter has not in the past and may not in the future result in a corresponding revenue increase in that quarter, which may cause our gross profit to vary. We currently have 40 testers and plan to purchase between nine and 13 additional testers by the end of 2000. To date, we have performed software and hardware development that was often billed to customers in the form of NRE charges. These charges were not capitalized or expensed as research and development expenses, but instead were included in cost of revenues. We expect that cost of revenues will increase if we are required to expand our workforce or facilities to meet commitments under any purchase orders or other agreements with new or existing customers.

    Cost of revenues in the first quarter of 2000 was $1.2 million, or 46.6% of revenues, an increase of $533,000, or 77.6%, over the first quarter of 1999. Cost of revenues in the first quarter of 1999 was $687,000, or 39.8% of revenues. This increase was primarily due to increased employee headcount and salary expenses totalling $209,000 and increased depreciation on new test equipment of $139,000, each associated with the expansion of our operations to meet current and anticipated demand. As of May 31, 2000, headcount included in cost of revenues increased to 99 as a result of the acquisition of assets from Micro Linear. Gross margins declined from 60.2% in the first quarter of 1999 to 53.4% in the first quarter of 2000 because we invested in our infrastructure to support future revenue growth.

    Many of our expenses, particularly test equipment depreciation, employee compensation and rent, are fixed and will continue to increase as we expand our operations. Thus, a failure to increase our revenues or a decrease in our revenues as a result of a delay in a purchase by a customer or a cancellation of a significant purchase order by any of our customers could cause our quarter-to-quarter and year-to-year gross profit to vary significantly in the future as they have in the past.

    Selling, General and Administrative. Selling, general and administrative expenses consist primarily of salaries and related costs, general allocated facilities costs, promotion costs and professional fees, including legal and accounting fees. We expect that selling, general and administrative costs will increase in the future as we hire additional personnel, expand our operations and incur additional costs related to the growth of our operations and the costs associated with being a public company.

    Selling, general and administrative expenses in the first quarter of 2000 were $614,000, or 23.5% of revenues, an increase of $325,000, or 112.5%, over the first quarter of 1999. As a percent of total revenues, selling, general and administrative expenses increased from 16.8% in the first quarter of 1999 to 23.5% in the first quarter of 2000. The increase in selling, general and administrative expenses was primarily due to increased employee headcount and related costs of $144,000 due to an increase in payroll, an increase in rent expense of $44,000 and an increase in depreciation expense of $28,000, each associated with expanding our operations to meet current and anticipated demand. Headcount included in selling, general and administrative expenses increased from three at March 31, 1999 to six at March 31, 2000.

    Research and Development. Our research and development activities have consisted primarily of software and hardware development that has been billed to our customers in the form of NRE charges. Our NRE activities have been included in cost of revenues. However, in the future we expect to incur research and development expenses to further develop reusable technologies such as our Test IP and other capabilities. We expect research and development expenses to represent between 3.0% and 5.0% of our revenues in 2000.

    Amortization of Stock-based Compensation. Amortization of stock-based compensation is the difference between the deemed fair value of our common stock at the date of grant of options and the exercise price of those options. Such amount, net of amortization, is presented as a reduction of stockholders' equity and amortized over the vesting period of the applicable option.

    Amortization of stock-based compensation expense was $223,000, or 8.5% of revenues, in the first quarter of 2000, primarily due to the grant of stock options to newly hired employees. We did not have amortization of stock-based compensation expense in the first quarter of 1999. There was no amortization of stock-based compensation in the first quarter of 1999 because we granted all options at the deemed fair value of our common stock.

    Other Income (Expense), Net. Other income, net in the first quarter of 2000 was $65,000, a decrease of $14,000, or 17.7%, over the first quarter of 1999. The decrease in other income was primarily attributable to increased interest expense of $42,000 resulting from increased bank borrowings to finance our purchase of testers in order to meet rising demand for test services.

    Provision for Income Taxes. Our provision for income taxes was $337,000 in the first quarter of 2000, a decrease of $10,000, or 2.9%, over the first quarter of 1999. Our effective tax rate increased from 42.0% in the first quarter of 1999 to 54.0% in the first quarter of 2000. The increase in our effective tax rate relates to permanent non-deductible expenses related to amortization of incentive stock option based compensation.

Years Ended December 31, 1999, 1998 and 1997

    Revenues. Revenues in 1999 were $8.0 million, an increase of $4.6 million, or 134.2%, over 1998. Revenues in 1998 were $3.4 million, an increase of $2.4 million, or 227.5%, over 1997. The increase in revenues in 1999 was primarily due to an increase in our capacity, higher utilization rates and higher customer sales. Additionally, the average revenue generated per customer increased from $180,000 in 1998 to $363,000 in 1999. The increase in revenues in 1998 over 1997 reflects a full year of revenues in 1998 as compared to four months of revenues in 1997, the year we started our operations.

    Cost of Revenues and Gross Profit. Cost of revenues in 1999 was $3.6 million, or 45.6% of revenues, an increase of $1.1 million, or 41.8%, over 1998. Cost of revenues in 1998 was $2.6 million, or 75.4% of revenues, an increase of $1.8 million, or 255.4%, over 1997. The 1999 increase was primarily due to higher depreciation expenses that resulted from placing into service additional test equipment and costs associated with increased capacity and the corresponding labor costs. Depreciation expenses increased from $1.0 million in 1998 to $1.7 million in 1999 which offset the increase in 1999. In 1998 we paid $135,000 in employee bonuses; however, we did not pay employee bonuses in 1999. Our board of directors, at its discretion, may decide to award employee bonuses in 2000 and in subsequent years. Employee compensation and related costs associated with testing operations increased due to the increase in headcount from 18 employees at December 31, 1998 to 29 employees at December 31, 1999. Gross margins increased from 24.6% in 1998 to 54.4% in 1999. The increase in gross margins was attributable primarily to improved utilization of test equipment and operating personnel.

    The 1998 increase over 1997 was primarily due to the fact that we operated for four months in 1997 compared to a full year in 1998. We increased our headcount from 7 in 1997 to 18 in 1998. Depreciation expense increased from $177,000 in 1997 to $1.0 million in 1998 as a result of the acquisition of additional test equipment. Gross margins decreased from 30.5% in 1997 to 24.6% in 1998. The decrease in gross margins was attributable primarily to higher fixed costs related to test equipment depreciation and employee compensation.

    Selling, General and Administrative. Selling, general and administrative expenses in 1999 were $1.6 million, or 20.3% of revenues, an increase of $269,000, or 20.0%, over 1998. Selling, general and administrative expenses in 1998 were $1.4 million, or 39.6% of revenues, an increase of $658,000, or 94.8%, over 1997. The 1999 increase in selling, general and administrative expenses primarily relates to expansion of our work force and administrative facilities to meet demand for our services. Total headcount in selling, general and administrative increased from three at December 31, 1998 to five at December 31, 1999. Payroll and related employee benefits increased by $203,000, from $464,000 in 1998 to $667,000 in 1999. Further, rent expense increased by $116,000, from $50,000 in 1998 to $166,000 in 1999, as a result of expanding our administrative activities. The 1998 increase was mainly due to the fact that we operated for only four months during 1997 as compared to a full year in 1998.

    Research and Development. Our research and development activities have primarily consisted of software and hardware development that has been billed to our customers in the form of NRE charges. Our NRE activities have been included in cost of revenues.

    Amortization of Stock-based Compensation. Amortization of stock-based compensation increased from zero in 1998 to $219,000 in 1999 due primarily to the grant of stock options to 14 newly hired employees. There was no amortization of stock-based compensation in 1997 because we granted all options at the deemed fair value of our common stock.

    Other Income (Expense), Net. Other income, net in 1999 was $354,000, a decrease of $275,000, or 43.7%, over 1998. Other income, net in 1998 was $629,000, a decrease of $132,000, or 17.3%, over 1997. The 1999 decrease is primarily due to a gain of $438,000 on the sale of short-term investments recognized in 1998. The sale of our short-term investments in 1998 related to equity securities in mutual funds. We sold our mutual fund investments in September 1998 and replaced them with short-term commercial paper and money market accounts. The 1998 decrease in comparison to 1997 is primarily due to an increase in interest expense from additional bank borrowings.

    Provision for Income Taxes. Provision for income taxes in 1999 was $1.2 million, compared to $70,000 in 1998 and $169,000 in 1997. The increase in provision for income taxes in 1999 relates to an increase in our pretax income from $117,000 in 1998 to $2.9 million in 1999. Our effective tax rate decreased from 59.8% in 1998 to 43.0% in 1999. Our effective tax rate increased from 43.9% in 1997 to 59.8% in 1998. Our effective tax rate in 1998 was higher than the federal and state statutory rate primarily as a result of permanent non-deductible expenses related to interest payments.

Quarterly Results of Operations

    The following table sets forth our historical unaudited quarterly information for our most recent nine quarters, both in absolute dollars and as a percentage of total revenue for each quarter. This quarterly information has been prepared on a basis consistent with our audited financial statements and we believe, includes all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the information shown. Our quarterly operating results have fluctuated and may continue to fluctuate significantly as a result of a variety of factors and operating results for any quarter are not necessarily indicative of results for any future quarter or for a full fiscal year.

                                                         Three Months Ended
                          --------------------------------------------------------------------------------
                          Mar. 31, Jun. 30, Sep. 30, Dec. 31, Mar. 31, Jun. 30, Sep. 30, Dec. 31, Mar. 31,
                            1998     1998     1998     1998     1999     1999     1999     1999     2000
                          -------- -------- -------- -------- -------- -------- -------- -------- --------
                                                           (in thousands)
Statement of Operations:
Revenues................   $ 272     $834    $ 919    $1,388   $1,724   $2,025   $2,162   $2,083   $2,616
Cost of revenues........     357      586      717       913      688      810      973    1,177    1,220
                           -----     ----    -----    ------   ------   ------   ------   ------   ------
Gross profit............     (85)     248      202       475    1,036    1,215    1,189      906    1,396
                           -----     ----    -----    ------   ------   ------   ------   ------   ------
Operating expenses:
  Selling, general and
   administrative.......     289      323      324       416      289      379      413      540      614
  Research and
   development..........      --       --       --        --       --       --       --       --       --
  Amortization of stock-
   based compensation...      --       --       --        --       --       --       71      148      223
                           -----     ----    -----    ------   ------   ------   ------   ------   ------
   Total operating
    expenses............     289      323      324       416      289      379      484      688      837
                           -----     ----    -----    ------   ------   ------   ------   ------   ------
Income (loss) from
 operations.............    (374)     (75)    (122)       59      747      836      705      218      559
Other income (expense),
 net....................     133       99      347        50       80       60       64      150       65
                           -----     ----    -----    ------   ------   ------   ------   ------   ------
Income (loss) before
 income taxes...........    (241)      24      225       109      827      896      769      368      624
Provision for income
 taxes (benefit)........    (144)      14      135        65      347      376      348      158      337
                           -----     ----    -----    ------   ------   ------   ------   ------   ------
Net income (loss).......   $ (97)    $ 10    $  90    $   44   $  480   $  520   $  421   $  210   $  287
                           =====     ====    =====    ======   ======   ======   ======   ======   ======

                                                        Three Months Ended
                         ---------------------------------------------------------------------------------
                         Mar. 31,  Jun. 30, Sep. 30, Dec. 31, Mar. 31, Jun. 30, Sep. 30, Dec. 31, Mar. 31,
                           1998      1998     1998     1998     1999     1999     1999     1999     2000
                         --------  -------- -------- -------- -------- -------- -------- -------- --------
                                                  (percentage of total revenues)
As a Percentage of
  Revenues:
Revenues................   100.0%   100.0%   100.0%   100.0%   100.0%   100.0%   100.0%   100.0%   100.0%
Cost of revenues........   131.3     70.3     78.0     65.8     39.9     40.0     45.0     56.5     46.6
                          ------    -----    -----    -----    -----    -----    -----    -----    -----
Gross profit............   (31.3)    29.7     22.0     34.2     60.1     60.0     55.0     43.5     53.4
                          ------    -----    -----    -----    -----    -----    -----    -----    -----
Operating expenses:
  Selling, general and
    administrative......   106.3     38.7     35.3     30.0     16.8     18.7     19.1     25.9     23.5
  Research and
    development.........      --       --       --       --       --       --       --       --       --
  Amortization of
    stock-based
    compensation........      --       --       --       --       --       --      3.3      7.1      8.5
                          ------    -----    -----    -----    -----    -----    -----    -----    -----
     Total operating
       expenses.........   106.3     38.7     35.3     30.0     16.8     18.7     22.4     33.0     32.0
                          ------    -----    -----    -----    -----    -----    -----    -----    -----
Income (loss) from
  operations............  (137.6)    (9.0)   (13.3)     4.2     43.3     41.3     32.6     10.5     21.4
Other income (expense),
  net...................    48.9     11.9     37.8      3.6      4.6      3.0      3.0      7.2      2.5
                          ------    -----    -----    -----    -----    -----    -----    -----    -----
Income (loss) before
  provision for income
  taxes.................   (88.7)     2.9     24.6      7.8     47.9     44.3     35.6     17.7     23.9
Provision for income
  taxes (benefit).......   (52.9)     1.7     14.7      4.7     20.1     18.6     16.1      7.6     12.9
                          ------    -----    -----    -----    -----    -----    -----    -----    -----
Net income (loss).......   (35.8)%    1.2%     9.9%     3.1%    27.8%    25.7%    19.5%    10.1%    11.0%
                          ======    =====    =====    =====    =====    =====    =====    =====    =====

    Our revenues generally increased in each quarter of 1998 and 1999 other than the last quarter of 1999, primarily as a result of increased customer demand for our test services from existing and new customers. During the quarters ended June 30, 1999, September 30, 1999 and December 31, 1999, revenues remained relatively consistent, and actually decreased in the last quarter of 1999 as a result of test capacity limitations. However, in the first quarter of 2000, we increased our test capacity by adding floor space and additional testers compared to the last quarter of 1999, allowing us to increase the volume of our test services and our revenues.

    Gross margins have fluctuated from quarter-to-quarter as a result of increased fixed costs associated with the expansion of our operations and increases in our headcount. Gross profit decreased in each of the last three quarters of 1999 because revenues remained relatively flat while we increased fixed costs related to headcount and facility expansions to meet anticipated demand for our test services. Further, in the last quarter of 1999, we performed and completed additional NRE projects which typically have lower gross margins than our test services. We expect this trend of fluctuating gross margins to continue as we intend to further expand our operations.

Liquidity and Capital Resources

    Our annual need for funds has generally increased reflecting the expanding scope and level of our test service activities. Since our inception, we have financed our operations primarily through the sale of $14.0 million of our Series A convertible preferred stock, cash flows from operating activities, bank borrowings and customer equipment financings.

    In the first quarter of 2000, cash used in operating activities of $263,000 primarily related to a decrease in income tax payable of $1.1 million, offset by net income of $287,000 and depreciation of $549,000. Cash used in investing activities of $833,000 primarily related to capital expenditures. Cash provided by financing activities of $267,000 primarily related to net bank borrowings for purchases of testers. Total cash and cash equivalents at March 31, 2000 was $10.8 million.

    In 1999, cash provided by operating activities of $4.4 million primarily consisted of net income of $1.6 million, depreciation of $1.7 million, an increase in income tax payable of $1.2 million and an increase in accounts payable of $1.1 million. Cash used in investing activities of $1.4 million primarily related to capital expenditures of $3.8 million offset by a reduction in restricted cash of $2.3 million. Cash provided by financing activities of $199,000 primarily related to net bank borrowings. The total cash and cash equivalents at the end of 1999 was $11.6 million.

    In 1998, cash used in operating activities of $2.7 million primarily related to a decrease in accounts payable of $2.9 million, an increase in accounts receivable of $518,000 and a realized gain on sale of short-term investments of $438,000, offset by depreciation of $1.1 million, an increase in accrued liabilities of $250,000 and net income of $47,000. Cash used in investing activities of $1.6 million related to purchases of property and equipment of $1.9 million, increase in restricted cash of $4.5 million, offset by proceeds from sale of short-term investments of $4.8 million. Cash provided by financing activities of $3.7 million related to net borrowings on our bank facilities to fund test equipment purchases.

    In 1997, cash provided by operating activities of $2.8 million primarily related to an increase in accounts payable of $3.1 million, net income of $216,000, increase in accrued liabilities of $280,000, offset by an increase in accounts receivable of $693,000 and a realized gain on sale of short-term investments of $366,000. Cash used in investing activities related to purchases of property and equipment of $5.4 million and purchases of short-term investments of $4.0 million. Cash provided by financing activities of $15.6 million related to proceeds from our issuance of Series A convertible preferred stock of $14.0 million and net borrowings of $1.6 million on our bank facility to fund purchases of test equipment.

    On April 28, 2000, we issued an unsecured promissory note in the amount of approximately $5.0 million to purchase mixed-signal and RF test equipment from Micro Linear. The promissory note bears interest at a per annum rate of 6.00% due monthly with equal monthly principal installments of approximately $165,000 beginning November 15, 2000. The note is due and payable in full in April 2003.

    In November 1997, we established a secured equipment line of credit with California Bank and Trust, formerly Sumitomo Bank of California, for $6.5 million. Borrowings under this arrangement bear interest between 7.10% and 7.30%. This line is secured by liens on our equipment and was secured by $4.5 million in deposits at December 31, 1998 and $2.25 million in deposits at December 31, 1999 and March 31, 2000. Pursuant to this arrangement, each advance matures in five years and is limited to 100% of the invoice amount plus tax, license and freight. No additional advances are available on this credit line. As of May 31, 2000, $3.5 million was outstanding under this arrangement.

    In August 1999, we established an additional secured equipment line of credit with California Bank and Trust for $2.0 million. Each advance under this agreement bears interest at the effective prime rate, matures within five years, and is limited to 90% of the cash value of the equipment securing the loan. No further advances will be available after August 31, 2000. This equipment line of credit is secured by liens on our equipment. As of May 31, 2000, $1.9 million was outstanding under this agreement.

    We believe that the net proceeds from the sale of the common stock in this offering, together with funds generated from operations and our bank facility, will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months. Thereafter, we may find it necessary to obtain additional equity or debt financing. In the event additional financing is required, we may not be able to raise it on acceptable terms or at all. The sale of additional equity or debt securities may result in additional dilution to our stockholders. See "Risk Factors--We expect to incur significant capital expenditures in the future and therefore may require additional financing."

Recently Issued Accounting Standards

    In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS

No. 133, as recently amended, is effective for fiscal years beginning after June 15, 2000. Management believes the adoption of SFAS No. 133 will not have a material effect on our financial position or results of operations.

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 provides guidance on applying generally accepted accounting principles to revenue recognition issues in financial statements. The adoption of SAB 101 has not had a significant impact on our results of operations and financial position.

    In March 2000, the FASB issued Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation--an interpretation of APB Opinion No. 25" ("FIN 44"). This interpretation clarifies the definition of employee for purposes of applying Accounting Practice Board Opinion No. 25, Accounting for Stock Issued to Employees, the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combinations. This interpretation is effective July 1, 2000, but certain conclusions in this interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. We believe that FIN 44 will not have a material effect on our financial position or results of operations.

Qualitative and Quantitative Disclosures about Market Risk

    To date, we have operated exclusively in the United States and all sales to date have been made in U.S. dollars. Accordingly, we have not had any material exposure to foreign currency rate fluctuations. Even when we manage a customer's outsourced IC assembly operation in Asia, the fees have been paid in U.S. dollars. Because of this, our revenues and profits have not been impacted directly by changes in foreign exchange rates. However, our future revenues may be impacted indirectly by changes in foreign exchange rates if our customers use foreign currency to purchase U.S. dollars to pay for our services. In addition, we may be involved with customers and suppliers from overseas and the fees may not be based in U.S. dollars. Such revenues and costs will then be impacted by changes in foreign exchange rates.

    Our exposure to market risk is confined to our cash and cash equivalents. We maintain an investment portfolio of depository accounts and investment grade short-term commercial paper. The securities in our investment portfolio are not leveraged, are classified as cash equivalents and are, due to their very short-term nature, subject to minimal interest rate risk. We currently do not hedge interest rate exposure. Because of the short-term maturities of our investments, we do not believe that an increase in market rates would have any negative impact on the realized value of our investment portfolio.

                                    BUSINESS

Overview

    We are a leading independent provider of comprehensive semiconductor test services. We focus on complex mixed-signal, RF and high-performance digital ICs, primarily in the communications and networking industries. We provide our customers with a flexible, full service solution for their testing needs. Our solution addresses each stage of our customers' product lifecycle from new product development through high volume production. Our services include software test program and hardware development, prototype verification, characterization, volume production wafer sort and volume production final test.

    Each IC design requires a specific software test program customized to the product, which can take up to four months to develop. As the time, expense and expertise involved in this development process grows, manufacturers are increasingly looking to outsource their test needs. However, most independent providers of test services only offer production test services using the customers' internally developed test programs. In contrast, our range of customer services includes customized, high quality test software programs that can reduce overall test times. Our test services combine our internally developed software test programs and test hardware to provide our customers with advanced test solutions on a cost-effective basis. We have created a library of proprietary and reusable test modules, or Test IP, which we generated during and used in the development of test programs for over 60 devices. Our experienced test engineers use our Test IP to facilitate the rapid development of high quality test programs and the reduction of test times. This can accelerate our customers' new product time-to-market and time-to-volume while simultaneously lowering their production costs.

    We provide test services to IDMs, as well as fabless semiconductor companies and emerging growth companies. Our top five customers during the five months ended May 31, 2000 were GlobeSpan, Micro Linear, MMC, Philips and Vitesse. Over this period these customers accounted for 84% of our revenues. We were founded in November 1996 and commenced operations in September 1997, and have facilities located in California, in Sunnyvale, San Jose and San Diego. We have strategically placed our facilities close to concentrations of semiconductor companies in order to allow close collaboration between our customers' development engineers and our test engineers throughout all stages of new product development and production. This allows our engineers to directly interact and communicate with our customers during critical times of the product cycle, such as prototype verification and production.

Industry Background

 Growth in the Semiconductor Industry

    ICs are critical components used in an increasingly wide variety of electronic applications including communications, internet infrastructure, networking, computers, consumer electronic devices and automotive and industrial systems. The Semiconductor Industry Association, or SIA, estimates that revenues for the semiconductor industry will grow from $149 billion in 1999 to approximately $312 billion in 2003, a CAGR of 20.3%. According to Dataquest, a principal factor driving the growth in ICs is increased sales of communications and network ICs used in applications such as digital subscriber lines, or DSL, cellular phones, television set-top-boxes, broadband communications, cable modems, electronic commerce hardware and network appliances and other wireless devices.

 Overview of our Semiconductor Test and Packaging Process

    The process of testing and packaging a semiconductor can be visualized as follows:

[GRAPHIC THAT DEPICTS THE PROCESS OF OUR TEST SERVICES WITH ACCOMPANYING
 DESCRIPTIVE TEXT]

 The Semiconductor Testing Process

    ICs are manufactured on high-purity silicon discs called wafers. The wafers are processed through a complex series of photographic etch, or removal, and high temperature cycles to form a number of individual ICs, or die, on each wafer. The testing of an IC is a complex process that requires increasingly sophisticated engineering, software, production expertise and test equipment. ICs are tested on ATE to verify that they operate in compliance with their applicable specifications, including frequency and timing over temperature and voltage ranges. These tests require the development of software programs that are customized to the IC and the test equipment, as well as probe cards and load boards that provide an interface between the IC and the test equipment. This test process can be divided into the three functional areas described below:

    Prototype Test. Initially, wafers and packaged ICs are tested to evaluate design specification compliance. If compliant, a statistically significant sample is selected for characterization tests to determine whether the prototype is ready for volume production. If initially noncompliant, additional tests are performed to attempt to debug the prototype and determine the origin of the devices' failure.

    Wafer Sort. Next, each die on a completed wafer is tested for electrical performance. Nonfunctioning die are identified and subsequently discarded before good die are assembled in plastic or ceramic packages.

    Final Test. Finally, the now-packaged ICs are tested again to confirm that they operate and are suitable for shipment to customers or end users.

 Increasing Test Complexity and Cost

    Historically, semiconductor manufacturers performed their own test and assembly and would rely on independent providers to handle overflow volume. Advances in IC technology such as increased functionality, integration of analog and digital circuitry and a higher number of electrical contacts, or pin counts, on a single IC have given rise to testing requirements and the deployment of more complex test equipment. This increasing IC complexity has increased the cost of developing and maintaining advanced test resources including the time and cost to develop test software, and the cost of engineering resources and capital equipment. As a result, semiconductor manufacturers have begun to outsource their sophisticated test needs to full service test providers.

    Increased IC complexity has given rise to sophisticated test software programs and new generations of advanced test equipment. This also has increased dramatically the cost of developing and maintaining the advanced test resources required to effectively introduce a new product to market. Faster new product introductions have made it increasingly difficult for semiconductor companies to maintain adequate internal capacity utilization levels necessary for cost effective IC testing. More rapid obsolescence of expensive test equipment further adds to the increasing cost of maintaining effective test capabilities. For example, equipment used to test mixed-signal devices can become obsolete for the most advanced ICs in as little as two years. We expect the cost of test software and equipment to continue to increase as product development cycles shorten, new products and applications proliferate, pin counts increase and die sizes shrink.

 Rising Demand for Outsourced Test

    Today, semiconductor manufacturers increasingly are outsourcing test to independent providers who have the expertise, equipment and engineers to satisfy the time-to-market and time-to-volume demands of the industry, allowing them to focus internal resources on their core competencies. According to the Prismark Semiconductor and Packaging Report, First Quarter 2000, the total worldwide assembly and functional test services market is expected to grow from $24.6 billion in 1999 to $54.6 billion in 2004, a CAGR of 22.1%. The size of the outsourced worldwide IC packaging and functional test services market is expected to grow from $8.1 billion in 1999 to approximately $21.3 billion in 2004, a CAGR of 27.3%. We believe that the growth of the overall outsourced test services market will outpace the growth of the worldwide assembly and test market in light of the following factors:

  . Increased Engineering Complexity. As ICs have become more complex, test program development and hardware platforms now require more sophisticated engineering resources. Each device requires a customized, product-specific test program, which can take up to four months to develop, and a sophisticated probe card or load board. Typical load boards have increased from simple six-layer boards to sixteen-layer boards. To keep pace with IC complexity, software test programs must be developed by engineers experienced in the test field.

      We believe that IDMs and fabless companies will prefer to outsource an increasing percentage of their test services rather than directly incur the costs of employing the additional experienced test engineers that otherwise would be required.

  . Efficient Use of Capital. The complex test process requires substantial investment in specialized test equipment and facilities, the cost of which has increased substantially over the past several years as the devices they test have become more sophisticated. Shorter product life cycles for high-performance ICs further discourage customers and competitors from investing in expensive test equipment that cannot be fully used. Conversely, having multiple customers, with differing levels of technical requirements, allows independent test companies to use their test equipment 24 hours per day, seven days a week and to extend the productive life of their equipment.

      We believe that semiconductor companies are turning to the outsourcing of test services to optimize their limited resources, reduce capital expenditures and control research and development costs.

  . Time-to-Market and Time-to-Volume Pressures. To meet the demands of the increasingly competitive semiconductor market, and to respond to decreasing product life spans, semiconductor companies are seeking to shorten their time-to-market and time-to-volume.

      We believe that independent test companies that offer comprehensive test solutions, test equipment, engineering capabilities and test expertise can accelerate their customers' new product development and time-to-market and time-to-volume.

The Artest Solution

    We provide comprehensive engineering and production test services to the semiconductor industry for mixed-signal, RF and high-performance digital ICs. We have the engineering, software and hardware experience to provide our customers with a flexible, full service solution to their test needs. Our solution addresses each stage of our customers' product lifecycle from new product development through high volume production.

    Our development engineering staff, with an average of over 19 years of engineering and operations experience, has a comprehensive understanding of device test requirements, including digital technology, analog technology, test equipment, test languages and test hardware. We also have created a library of our Test IP which we generated during and used in the development of test programs for over 60 devices. We use our Test IP library as valuable building blocks to develop new solutions for our customers. Our engineering experience and our software library allow us to accelerate test development times and increase our own test capacity and utilization.

    We have strategically placed our facilities close to concentrations of semiconductor companies in order to allow close collaboration between our customers' development engineers and our test engineers throughout all stages of new product development and production. Our engineers' proximity to our customers allows them to directly interact and communicate during critical times of the product cycle such as prototype debug and production.

    Two case studies demonstrate how we use our comprehensive test engineering services and experience to assist our customers.

                                Case Study No. 1

 Customer           Micro Linear Corporation

 Customer Challenge Micro Linear faced increasing cost pressure associated with delivering its analog and mixed-signal products. Although
                    Micro Linear had outsourced its assembly operations overseas, it was seeking an outsourcing company to provide complex test services locally, including direct access to ATE and test engineers who would collaborate directly with Micro Linear engineers, to support new product development and production.

 Artest Solution    We now are providing all of Micro Linear's test services
                    within its facilities in San Jose, California. We purchased the mixed-signal and RF test equipment from Micro Linear
                    and entered into a three-year agreement under which we are providing Micro Linear production test services and
                    equipment access for their new product development. By
                    using our experience in mixed-signal device testing,
                    engineering and manufacturing, we were able to reduce their total test costs by 40%. In addition, we now are providing management services for Micro Linear's outsourced assembly operations. Our agreement allows Micro Linear to focus its resources on the development of new products, and helps us build a closer relationship with this key customer.

                                Case Study No. 2


 Customer           Philips Semiconductors, Inc.

 Customer Challenge Philips' predecessor, VLSI Technology, Inc., had developed an advanced, mixed-signal cellular phone chip. The product required complex testing and would have involved the devotion of significant Philips resources and delayed the product's time-to-volume if test services were conducted in-house.


 Artest Solution   Our engineering team worked closely with Philips' test
                   engineers to quickly develop test software to support the
                   high volume production requirements. As Philips' production increased, we optimized the test program which reduced the test time from 8 seconds to 4.5 seconds, a time reduction
                   of 44%, and as a result, significantly reduced Philips'
                   production costs.

Strategy

    Our goal is to be the leading provider of a comprehensive selection of advanced test services for mixed-signal, RF and high-performance digital ICs, primarily in the communications and networking segments of the semiconductor industry.

    The principal components of our strategy to achieve this objective are set forth below.

    Target Selected Customers in Mixed-Signal, RF and High-Performance Digital IC Markets. We intend to strengthen our position as a leading provider of test services for mixed-signal, RF and high-performance digital ICs in the communications and networking sectors. Our engineering and software expertise will enable us to continually expand our test services in these two high-growth areas driven by rapid product introduction and shorter product life cycles. We believe that our offering of services, including test software and hardware development and prototype and production test services, are well-suited to the product introduction and time-to-volume needs of IC companies. We also believe that by focusing our testing services on these fast-growing markets, we will be able to take advantage of the growing demand for testing expertise and the evolving trend towards outsourcing.

    Continue to Develop our Test IP Library. We plan to expand our Test IP library to include test modules for emerging standards such as analog to digital converter, digital to analog converter, universal serial bus, a standard for attaching external equipment to personal computers, and firewire, a standard for high capacity communication. This will allow us to more effectively generate test programs for our customers.

    Pursue Acquisitions of IC Test Operations. We believe that, like Micro Linear, a number of potential customers ultimately may decide to outsource their entire test operation. We believe that we can profitably purchase their equipment and hire their test employees and then use these resources as part of long-term test arrangements with these customers. This strategy also will provide us with additional test capacity for other customers.

    Increase Penetration of Existing Customers and Establish Relationships with New Customers. Independent test services companies provide only a relatively small percentage of most IC manufacturers' overall testing needs. For example, our major customers typically outsource to us less than 10% of their overall test functions. We believe that as we continue to demonstrate our expertise to these manufacturers, they will outsource a greater proportion of their testing needs to us.

    Expand our Geographic Presence and Scope of Activities. We intend to open a limited number of facilities in domestic and international locations near concentrations of existing and potential customers. Our close proximity to our customers' design facilities has in the past and we anticipate will permit us in the future to work closely with them starting with the early stage of product development. In order to complement our core test capabilities and enable us to offer a comprehensive range of test and assembly services, our expansion plans may also include the acquisition of packaging operations.

Services

    We offer a comprehensive array of technologically advanced test and engineering services to address the needs of our customers and their end customers. We work closely with our customers to bring their products to market quickly and cost-effectively while providing ongoing test data for yield enhancement and cost reduction.

There are two major device life-cycle phases: prototype and production. We work closely with our customers to offer test services during both phases. In addition, we offer our customers a turnkey solution which includes wafer sort, selection and management of assembly subcontractors, final test and drop shipment services, all of which can reduce our customers' manufacturing costs and their time-to-market and time-to-volume. The following is a summary of the services we offer throughout the IC development to volume production process.

 Prototype Phase

    The initial stage of IC design, development and testing is the prototype phase, during which we provide the following services:

    Software Test Program and Hardware Development. To properly test the functionality and performance of our customers' ICs for prototype verification and characterization, our engineering staff develops software test programs for each particular product. In conjunction with this test program development, we also design and provide the probe card and load board.

    Prototype Assembly. Based on our customers' requirements and the device specifications, our engineers will assist customers with the selection of their package and assembly vendor. Our engineers help our customers select the optimal package for their product in terms of package type and cavity size by evaluating the electrical, thermal, mechanical and material application characteristics of their product. We also provide expedited domestic and overseas assembly management services. By working closely with specialized packaging firms, we can provide tested prototypes to our customers in two days.

    Prototype Verification. We test wafers and packaged prototype devices to verify basic functionality and compliance with the device specifications. In the event that the IC does not meet published specifications, we work closely with our customers' development engineers to quickly provide device test data feedback to help identify and isolate failures. This is a critical step in enabling our customers to achieve their development schedule and production time-to-market requirements.

    Prototype Characterization. We offer extensive test services to determine if there are any IC design or manufacturing weaknesses. This often includes developing an enhanced test program to measure functionality, frequency and timing over temperature and voltage ranges.

    Reliability Qualification. We provide engineering services to evaluate the IC's life span. This process often includes long and short-term high temperature stress, electrostatic discharge, susceptibility to damage during power up and package integrity tests.

 Production Phase

    The second stage of IC design, development and testing is the production phase, during which we provide the following services:

    Software Test Program and Hardware Development. To properly test the functionality and performance of our customers' ICs for wafer sort and final test, our engineering staff develops software test programs for each particular product. In conjunction with the test program development, we also design and provide the probe card and load board.

    Wafer Sort. Following wafer fabrication and prior to packaging, we electrically test the wafers to determine which ICs or die on the wafers meet the device specifications.

    Assembly Management. For some customers, we offer to select their independent assembly suppliers and manage the outsourcing of their assembly operations. We negotiate the price, assist in package selection, manage the inventory and manage the relationship with these independent assembly suppliers.

    Final Test. After ICs are packaged, we electrically test each IC to verify that it conforms to the device specifications.

    Other Tests and Support. After final test, we can lead scan, or verify pin position on the IC package. Prior to shipment we can bake, or heat, and dry pack, or place in protective shipping bags, packaged ICs. Additionally, we either drop-ship the ICs to the end-user or return them to our customers. We also help our customers plan their production and track their inventory.

    Test Optimization. As the IC moves into high production volume, we provide test engineering services to optimize test programs and reduce test time and, therefore, the customer's cost. In addition, we provide our customers device and test yield data and work closely with them to increase yield, which also reduces costs.

    In addition, we rent the use of our IC test equipment to some of our customers in order to maximize our capacity utilization rates.

Customers, Long-Term Customer Relationships and Market

 Customers.

    We provide test services to a growing number of customers consisting primarily of IDMs, fabless companies and emerging growth companies. Our largest customers accounted for a significant portion of our revenues in the first quarter of 2000 and in 1999, 1998 and 1997. During the first quarter of 2000, Philips represented 60% of our revenues and Fairchild, GlobeSpan, MMC and Vitesse each ranging between 6% and 8% of our revenues. In 1999, our three largest customers, MMC, Philips and Vitesse in the aggregate represented 85% of our revenues, with Philips representing 60%, Vitesse representing 15% and MMC representing 10%. In 1998 Philips represented 43%, Vitesse represented 27% and MMC represented 13% of our revenues. In 1997 Philips represented 82% of our revenues. We anticipate that Fairchild, GlobeSpan, Micro Linear, MMC, Philips and Vitesse will account for a high percentage of our revenues for the near future, with Micro Linear expected to be our largest customer for 2000. We expect that we will continue to be dependent upon a relatively limited number of customers for a significant portion of our revenue in future periods.

    Our customers generally place their purchase orders one to three months in advance, which is typical for the test industry. As a result, we usually operate with no significant backlog. Moreover, all of our customers operate in the cyclical semiconductor industry and may vary order levels significantly from period to period.

    Our customers over the twelve months ended May 31, 2000 were:

Acoustic Technologies,        MMC Networks, Inc.         Schlumberger
 Inc.                         MediaQ, Inc.                Technologies, Inc.
Alantro Communications,       Micro Linear Corporation   Sensory, Inc.
 Inc.                         NetLogic Microsystems,     Sigma Designs, Inc.
Arizona Microtek, Inc.         Inc.                      Siliconware Precision
ATI Technologies, Inc.        Oak Technology, Inc.        Industry Company, Ltd.
AverLogic Technologies,       Philips Semiconductors,    Synaptics, Inc.
 Inc.                          Inc.                      Trident Microsystems,
C-Cube Microsystems, Inc.     PLX Technology, Inc.        Inc.
Fairchild Semiconductor       Radisys Corporation        TriQuint Semicondutor,
 International, Inc.          RealChip, Inc.              Inc.
Fujitsu Computer Packaging    Sage, Inc.                 Tropian, Inc.
  Technologies, Inc.                                     Vitesse Semiconductor
GlobeSpan, Inc.                                           Corporation
Integrated Telecom                                       ZiLOG, Inc.
 Express, Inc.

 Long-Term Customer Relationships.

    An important element of our business strategy is to increase our customer base by expanding our services to include a broader range of test and related services. We intend to achieve this result by creating long-term relationships with potential customers. To facilitate some of these long-term relationships, we may enter into arrangements similar to the Micro Linear and Fairchild agreements, in which we purchase some or all of their test equipment and hire their test engineers and operators. Such arrangements will also provide us with additional test capacity for other customers.

    We have entered into long-term relationships with three of our customers:
Fairchild, Micro Linear and MMC.

    Fairchild. In September 1999, we entered into a test equipment purchase and engineering test services agreement with Fairchild, under which we purchased their San Diego mixed-signal test equipment and agreed to pay Fairchild a monthly user fee until June 30, 2000 for the rental of its facilities. After June 30, 2000, we are relocating, at our cost, to a new facility in San Diego, California to accommodate Fairchild's test and engineering needs. We also agreed to offer employment to certain Fairchild employees, assume severance payment obligations and pay them a retention fee which shall be covered by Fairchild. For an initial three-year term, Fairchild has agreed to use our production test and shipping services for certain existing products and to give us a favored testing service status for any new mixed-signal products it develops. Fairchild also agreed to use these services for the term of the agreement for a capped price as long as we maintain competitive costs, service and quality. Under the agreement, Fairchild is obligated to pay us minimum annual user fees for use of our testers. The agreement provides for automatic renewals for one-year terms unless a party gives written notice to the contrary.

    Micro Linear. In April 2000, we entered into a test equipment purchase agreement with Micro Linear under which we purchased the mixed-signal and RF test equipment from Micro Linear and assumed liabilities under certain contracts of Micro Linear. We also entered into an operating agreement that requires us to employ certain Micro Linear employees and assume severance payment obligations which are funded by Micro Linear. For an initial three-year term, Micro Linear has agreed to use us as its primary subcontractor to perform wafer sort, final test, assembly management and shipping services for certain existing products for a capped price as long as we maintain competitive costs, service and quality. Under the agreement, Micro Linear is obligated to pay us minimum annual user fees for use of certain testers. The operating agreement provides for automatic renewals for one-year terms unless a party gives written notice to the contrary.

    MMC. In May 1999, we entered into a one-year equipment rental agreement with MMC. The agreement is renewable upon consent of both parties and the final volume requirements for this year's renewal period are currently being finalized. Under the agreement, MMC is required to purchase a minimum hourly volume of tester time from us unless we are able to sell their unused tester time.

 Market.

    The following table sets forth for the periods indicated the percentage of our revenue derived from the testing of ICs used in communications, which includes both telecommunications and data communications, and other applications:

                                          Year Ended December 31,     Quarter Ended
                                        ---------------------------     March 31,
                                         1997      1998      1999         2000
                                        -------   -------   -------   -------------
                                            (Percentage of total revenue)
   Communications.....................    73%       51%       74%          61%
   Networking.........................    --         5        13           22
   Computing..........................     9        11         7            6
   Video..............................    11        28         3           11
   Application specific IC............     1         1         1           --
   Other..............................     6         4         2           --
                                         ---       ---       ---          ---
     Total............................   100%      100%      100%         100%
                                         ===       ===       ===          ===

Sales, Marketing and Customer Service

    We target potential customers who are industry leaders in communications and networking which require mixed-signal, RF or high-performance digital testing and present significant volume growth opportunities. In addition, we target new fabless and emerging growth companies participating in these and other fast-growing market segments.

    We market our services through our senior management and through direct sales personnel located in Sunnyvale and San Diego, California and Phoenix, Arizona. Our sales team is supported by technical managers, and consists of sales and engineering representatives knowledgeable about our capabilities and our customers' needs for testing mixed-signal, RF and high-performance digital products. Typically, our sales cycle goes through the following stages: initial contact with a customer; discussion of the customer's technical requirements, production volume and schedule forecast; discussion of our capabilities and advantages; engineering discussions, development of our proposal and price quotes to the customer and issuance of a purchase order by the customer.

    Our marketing strategy focuses on developing close working relationships with our customers early in the product development phase and throughout the lifecycle of their product. Our objective is to have our customers consider us an integral part of their businesses. We place a strong emphasis on providing quality test services to our customers, which we believe is a significant component in our customers' selection process. We also believe our customers value the breadth and the flexibility of the test services we provide. In addition, we are committed to finding solutions for our customers' problems, which has been a significant factor in our ability to attract and retain customers.

Intellectual Property and Research and Development

 Intellectual Property.

    Our operational success will depend in part on our ability to develop and protect our intellectual property. We have developed test programs for over 60 devices for high-end applications such as DSL, modem, television set-top-box and networking products. We also are working with IC design intellectual property providers, wafer foundries and computer aided design tool providers to fully integrate the test program generation process into the design flow.

    We have created a library of Test IP generated and subsequently used during the development of test programs for more than 60 devices. We also are continuing to expand this Test IP library, which provides valuable building blocks which enable rapid test program generation, cross-platform program conversion and optimization of test programs. We protect our Test IP and software generation methodologies through non-disclosure and proprietary rights assignment agreements with our employees and non-disclosure agreements with our customers.

    In addition to our Test IP and test methodologies, we possess hardware engineering experience that provides high quality, cost-effective test hardware interfaces between the tester and supporting equipment such as wafer probers and packaged IC handlers. Major cost reductions can be achieved by implementing a multi-site test scheme, in which more than one device is tested simultaneously, and a "ping-pong" test scheme, in which idle tester time is minimized.

 Research and Development.

    In the past, most of our research and development was in the form of customer-financed non-recurring engineering charges. We expect to incur research and development expenses in the future to further develop our Test IP. Our research and development efforts also will include our continuing development of interface hardware to provide for high-frequency testing by minimizing electrical noise. We believe that our research and development program will be an integral component of our business strategy in the future.

    As of May 31, 2000, we employed 12 engineers who dedicate more than 50% of their time to our research and development activities. In addition, our management and operational personnel are also involved in research and development activities.

Equipment, Quality Control and Quality Standard Certification

 Equipment.

    We work closely with our major equipment suppliers to ensure that equipment is delivered on time and such equipment meets our stringent performance specifications. In some cases, we obtain our equipment through sole or limited source suppliers.

    We have formed equipment evaluation teams, consisting of engineering and operations employees, to manage and procure equipment that meets our customers' current and future needs. These teams conduct a regular review of future technology roadmaps, equipment capacity and cost performance targets. These activities provide a basis for us to determine our ongoing equipment needs.

    With the exception of a few key suppliers that provide us with reserved equipment delivery slots and price discount structures, we have no binding supply agreements with any of our suppliers. A reserved equipment delivery slot is one which allows us to obtain an accelerated delivery of the equipment over and above the delivery schedule previously committed by the supplier. Typically, price discounts are offered for volume purchases.

    Test equipment is one of the most critical components of the testing process. We believe the highly specialized equipment we use is among the most advanced for production test of mixed-signal, RF and high-end digital semiconductors. We generally seek to obtain testers from different vendors with similar functionality and the ability to test a variety of different semiconductors. In general, particular semiconductors can be tested on only a limited number of specially configured testers. As part of the qualification process, customers may specify the equipment on which their semiconductors may be tested. We purchase test equipment from major international manufacturers, which are primarily located in the United States, Europe and Asia, including Agilent Technologies, Inc., Credence Systems Corporation, Eagle Test Systems, Inc., LTX Corporation, Schlumberger Technologies, Inc., Teradyne Inc. and TMT, Inc., a division of Credence Systems.

    We operate approximately 40 testers, including 36 for mixed-signal/analog/RF testing and four for digital testing. Also, in situations where a customer has specified test equipment that is not widely applicable to other products that we test, we have required the customer to provide the equipment to us on a consignment basis. Two of the 40 testers we operate are on consignment.

    In addition to test equipment, we maintain a variety of other types of equipment, such as automated wafer probers and handlers, scanners and workstations for use in software development.

 Quality Control.

    Customers require that our facilities and procedures undergo a stringent vendor qualification process. This qualification process typically takes from one to two weeks, but can take longer depending on the requirements of the customer. The initial phase of test qualification is a process known as correlation. During correlation, which typically takes two to three days, the customer provides us with sample semiconductors to be tested. Our engineers work with customers to resolve any correlation issues that may arise. Our engineers and technicians are responsible for monitoring our test and manufacturing processes to ensure they meet our quality standards.

 Quality Standard Certification.

    Our test operations in Sunnyvale, California and San Jose, California are ISO 9002 certified. We plan to obtain ISO 9002 certification for our San Diego, California facility later this year. This standard is issued and certified by the International Standards Organization, and sets forth what is required to ensure production of quality products and services. The ISO certification process involves periodically subjecting production processes and quality management systems to stringent third-party review and verification. ISO certification is required for sales of products to certain customers that look to an ISO certification as a threshold indication of our quality control standards.

Competition

    We believe that the independent semiconductor test service industry is fragmented and in an early stage of development. Traditionally, IDMs performed test development and production test services for their products internally. The trend towards outsourcing and the recent success of the fabless companies have altered this traditional business model. We believe that the principal competitive factors in our markets are state-of-the-art test and engineering capabilities, technical competence, software development, flexibility of services offered, quality, price, customer service and support, maturity of sales and services relationships, cycle time, location and available capacity.

    We believe that we face competition from the internal capabilities of many of our current and potential IDM customers and from large assembly houses which offer production test services that compete with our services. Our largest competitors include Amkor, ASE Test, ASAT, ChipPAC, Siliconware and ST Assembly Test. These companies offer services in the United States, overseas or both. We also face competition from smaller independent, test-houses such as Multitest and Viko, which do not provide as wide an array of services.

    We believe that we have a competitive advantage because of our engineering breadth, test generation methodologies and Test IP. Our competitors' ability to provide the full set of engineering services, such as test, product characterization, reliability and assembly to support product development from the prototype stage through the production stage varies greatly. The majority of our competitors sell little more than just production test using the customer's own test software programs. Accordingly, we believe that there are currently no competitors that provide the full range of services that we offer for mixed-signal, RF and high-performance digital ICs.

    Many of our competitors and potential customers have significantly longer operating histories, larger installed bases of test equipment, greater name recognition and significantly greater technical, financial, manufacturing and marketing resources than we do. In addition, a number of these competitors have long established relationships with our customers and potential customers. We believe it is likely that additional competitors will enter the market for most, if not all, of the services which we offer. See "Risk Factors--We may not be able to compete successfully in our industry."

Employees

    As of May 31, 2000, we had 108 employees, with 59 in general operations, 40 in engineering, including research and development, and nine in sales, administration and finance. Our key employees are subject to non-disclosure and proprietary rights assignment agreements. We have not entered into collective bargaining agreements with any of our employees. We have not experienced any strikes or work stoppages by our employees and believe that our relationship with our employees is good.

Facilities

    Our testing operations are conducted in facilities located in San Jose, Sunnyvale and San Diego, California. These facilities have a total floor space of 38,380 square feet and typically operate 24 hours per day in two or three shifts, seven days per week.

    We lease a 17,240 square-foot facility in Sunnyvale, California, a 17,140 square-foot facility in San Jose, California and a 4,000 square-foot facility in San Diego, California. Our current lease on the San Diego facility expires on June 30, 2000; however, we have entered into a new lease for a 12,618 square-foot facility in San Diego. This new lease commences June 30, 2000 and expires June 30, 2005. Our lease for the Sunnyvale facility expires February 28, 2002, and our lease for the San Jose facility expires April 30, 2003. We believe that we have adequate facilities to accommodate our needs for at least the next 12 months.

Litigation

    We believe that we are not a party to any legal proceedings which would, individually or in the aggregate, have a material adverse effect on our business, financial condition or results of operations.

Environmental Matters and Compliance

    Our test operations do not generate significant pollutants. Our operations are subject to regulatory requirements and potential liabilities arising under California laws and regulations governing, among other things, air, emissions, waste water discharge, waste storage, treatment and disposal, and remediation of releases of hazardous materials. We believe that we are in compliance with all applicable environmental laws and regulations. Expenditures on environmental compliance currently represent an insignificant portion of our operating expenses.

                                   MANAGEMENT


    The following table sets forth information regarding our executive officers, directors and key employees as of June 15, 2000:

 Name                                      Age                   Position
 ----                                      --- -------------------------------------------
 Jen Kao.................................  51  President, Chief Executive Officer and
                                                Director
 Suheil Samaan...........................  50  Senior Vice President, Operations
 S.C. "Sam" Lee, Ph.D. ..................  53  Senior Vice President, Engineering and
                                                Technology
 Keith Imai..............................  45  Vice President, Sales and Marketing
 Steven Liaw.............................  44  Vice President, Technology
 Hector Santana..........................  29  Vice President, Finance
 Alan "Lanny" Ross(1)(2).................  65  Chairman of the Board and Director
 Jim Fiebiger, Ph.D.(1)(2)...............  58  Vice Chairman of the Board and Director
 Terry Gou ..............................  49  Director
 Bough Lin(1)(2).........................  48  Director
 Satoshi Nagata..........................  53  Director

--------
(1)Member of the audit committee

(2)Member of the compensation committee

    Jen Kao founded Artest and has served as our President and a member of our Board of Directors since November 1996 and also as our Chief Executive Officer since March 1997. From May 1988 until February 1997, he served as a director and vice president of VLSI Technology, Inc., now Philips Semiconductors, Inc., a semiconductor manufacturing company. Mr. Kao holds an M.S. in electrical engineering from Stanford University and a B.S. in electrical engineering from National Chiao Tung University in Taiwan.

    Suheil Samaan has served as our Senior Vice President, Operations since August 1998. From March 1997 until July 1998, Mr. Samaan was vice president of worldwide assembly and test operations of VLSI, now Philips. From May 1995 until March 1997, he was director of subcontract assembly and test for VLSI. From September 1988 until May 1995, he served as a manager at VLSI. Mr. Samaan holds an M.S. in physics from San Jose State University.

    S.C. "Sam" Lee, Ph.D., has served as our Senior Vice President, Engineering and Technology since April 2000. From January 1998 until March 2000, he was senior vice president, analog and mixed signal products at Fairchild Semiconductor International, Inc., a semiconductor manufacturing company. Prior to that, Dr. Lee was president of the semiconductor division at Raytheon Company from April 1994 until December 1997. Dr. Lee received his Ph.D. and M.S. degrees from Ohio State University in electrical engineering and his B.S. in electrophysics from National Chiao Tung University in Taiwan.

    Keith Imai served as our Director of Sales and Marketing from October 1997 until he was promoted to his present position of Vice President, Sales and Marketing in April 2000. From June 1988 until October 1997, Mr. Imai served as a marketing manager and engineering section head for the Advanced Computing Division at VLSI, now Philips. Mr. Imai received his B.S. in electrical engineering and computer science from the University of California at Berkeley.

    Steven Liaw has served as our Vice President, Technology since March 1997. From November 1986 until April 1996, he served as an engineering manager at VLSI, now Philips. Mr. Liaw received his B.Sc. in electrical engineering from Bolton Institute of Technology in the United Kingdom.

    Hector Santana joined Artest as our Corporate Controller in May 2000, and has served as our Vice President, Finance since June 2000. From July 1994 until May 2000, Mr. Santana was employed by Arthur Andersen LLP, an accounting firm. From September 1998 to May 2000, Mr. Santana served as Arthur Andersen's audit manager for Artest. Mr. Santana holds a B.S. in accounting from Santa Clara University.

    Alan "Lanny" Ross has served as Chairman of our Board of Directors since March 1997. From February 1996 until September 1999, he served as Chairman of WSMC (Taiwan), a semiconductor manufacturing company. Mr. Ross also served as chairman of the Semiconductor Industry Association in 1994. From 1988 until 1996, he was president of Rockwell International Telecommunications, currently Conexant Systems Incorporated, an IC manufacturing and communications company. He currently serves on the board of directors of Broadcom Corporation, a public company. Mr. Ross holds a B.S. in industrial management from San Diego State University.

    Jim Fiebiger, Ph.D., has served as Vice Chairman of our Board of Directors since December 1999. He has also served as CEO and chairman of Lovoltech Inc., a private semiconductor company, since December 1999 and as vice chairman of GateField Corporation, a fabless semiconductor company, since February 1999. From June 1996 until February 1999, Dr. Fiebiger was president and chief executive officer of GateField. From December 1987 to September 1993, he was president and chief operating officer of VLSI, now Philips. From October 1993 until June 1996, he was managing director and chairman of Thunderbird Technology, a semiconductor technology licensing company. Dr. Fiebiger is a director of Mentor Graphics and QLogic, which are both public companies.
Dr. Fiebiger received his Ph.D. and M.S. degrees in solid state electronics and B.S. in electrical engineering from the University of California at Berkeley.

    Terry Gou has served as a director on our Board of Directors since March 1997. From January 1995 until the present, Mr. Gou has served as the chairman and chief executive officer of Hon Hai Precision Industry Co. Ltd., a public manufacturing company in Taiwan. He received his B.S. in shipping management from China College of Marine Technology and Commerce.

    Bough Lin has served as a director on our Board of Directors since March 1997. Since April 1998, Mr. Lin has served as the chairman of Siliconware Group, a semiconductor assembly and test company. He served as vice chairman of Siliconware Group from January 1994 until March 1998. He is the chief executive officer of Siliconware Precision Industries Co., Ltd. Taiwan, a public company in Taiwan. He received his B.S. in physical electronics from National Chiao Tung University in Taiwan.

    Satoshi Nagata served as a director on our Board of Directors from March 1997 until July 1998 and from April 2000 through the present. Since April 1998, Mr. Nagata has served as president and chief executive officer of Mitsui High-tec (USA) Inc., a subsidiary of Mitsui High-tec, Inc., a public IC assembly and leadframe company in Japan. Mr. Nagata served as senior managing director of Mitsui from April 1994 until April 1997 and executive vice president from April 1997 until April 1998. Mr. Nagata has also served as president of Mitsui Asia H/Q Pte, Ltd. since January 1997 and president of MHT America Holdings, Inc. since September 1997. He received his B.L. in law from Tokyo University and M.S. from Stanford University.

Board of Directors

    We currently have six directors. Following our reincorporation as a Delaware corporation, our board of directors will consist of six directors divided into three classes, with each class serving for a term of three years. At each annual meeting of stockholders, directors will be elected by the holders of common stock to succeed the directors whose terms are expiring. Messrs. Nagata and Gou will be Class I directors whose terms will expire in 2000; Messrs. Lin and Ross will be Class II directors whose terms will expire in 2001; and Messrs. Fiebiger and Kao will be Class III directors whose terms will expire in 2002. This classification of the board of directors may delay or prevent a change in control of our company or in our management. For more information, see "Description of Capital Stock--Antitakeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware General Corporation Law."

 Board Committees

    Audit Committee. We have established an audit committee composed of independent directors that reviews and supervises our financial controls, including the selection of our independent public accountants, reviews our books and accounts, meets with our officers regarding our financial controls, acts upon recommendations of our independent public accountants and takes further actions as the audit committee deems necessary to complete an audit of our financial statements, as well as other matters that may come before it or as directed by the board of directors. The audit committee currently consists of three directors: Messrs. Ross, Fiebiger and Lin.

    Compensation Committee. We have also established a compensation committee that reviews and approves the compensation and benefits for our executive officers, administers our stock option plans and performs other duties as may from time to time be determined by the board of directors. The compensation committee currently consists of three directors: Messrs. Ross, Fiebiger and Lin.

 Director Compensation

    Currently, directors who are not our employees have received options to purchase an aggregate of 400,000 shares of common stock. Directors also receive reimbursement of out-of-pocket travel expenses for attendance at meetings of our board of directors.

    Under the 2000 Stock Incentive Plan, non-employee directors will receive automatic option grants upon becoming directors and on the date of each annual meeting of stockholders. The 2000 Stock Incentive Plan also contains a director fee option grant program. Should this program be activated in the future, each non-employee board member will have the opportunity to apply all or a portion of any annual retainer fee otherwise payable in cash to the acquisition of an option with an exercise price below the then fair market value. Non-employee directors will also be eligible to receive discretionary option grants and direct stock issuances under the 2000 Stock Incentive Plan. See "Management-- Benefit Plans."

    In June 2000, we granted an option to purchase 50,000 shares of common stock at an exercise price of $8.00 per share, which became fully vested and immediately exercisable on June 30, 2000, to each of Alan "Lanny" Ross, Terry Gou, Bough Lin and Satoshi Nagata. In addition, we granted an option to purchase 200,000 shares of common stock at an exercise price of $8.00 per share, which became fully vested and immediately exercisable on June 30, 2000, to Jim Fiebiger.

Compensation Committee Interlocks and Insider Participation

    None of our directors who perform the functions of a compensation committee, other than Mr. Jen Kao, our President and Chief Executive Officer, is an employee of or ever was an employee of Artest. Messrs. Lin, Nagata and Gou, who serve on our Board of Directors, are affiliated with three of our significant stockholders. See "Certain Transactions and Relationships with Related Parties." None of our executive officers serves on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board or our compensation committee.

Executive Officers

    Our executive officers are appointed by and serve at the discretion of our board of directors. There are no family relationships among any of our directors, officers or key employees.

Executive Compensation

 Summary Compensation Table

    The following tables set forth information concerning compensation in 1999 of our chief executive officer and our four other most highly compensated executives who earned an annualized salary of more than $100,000 for that year, as well as our other executive officers.

                           Summary Compensation Table

                                         Annual         Long-Term
                                    Compensation(1)    Compensation
                                  -------------------- ------------
                           Fiscal                       Securities
Name and Principal          Year   Salary  Bonus Other  Underlying   All Other
Position                   Ended    ($)     ($)   ($)  Options (#)  Compensation
------------------         ------ -------- ----- ----- -----------  ------------
Jen Kao ..................  1999  $169,200  --    --        --        $33,887(2)
 President and Chief
   Executive Officer
Suheil Samaan.............  1999   160,500  --    --        --           --
 Senior Vice President,
   Operations
Steven Liaw ..............  1999   132,500  --    --        --           --
 Vice President,
   Technology
Keith Imai ...............  1999   122,500  --    --        --           --
 Vice President, Sales and
   Marketing
John Bugarin .............  1999   122,000  --    --        --           --
 Director, Engineering
S.C. "Sam" Lee............  1999        --   --    --       --           --
 Senior Vice President,
   Engineering
   and Technology
Hector Santana............  1999        --   --    --       --           --
 Vice President, Finance

--------
(1) Excludes other compensation in the form of perquisites and other personal benefits that constitute the lesser of $50,000 or 10% of the total annual salary or bonus in 1999.

(2) Includes $15,887 for automobile allowance and $18,000 for premiums paid on a cash surrender value life insurance policy.

    In April 2000, Dr. S.C. "Sam" Lee joined Artest as our Senior Vice President, Engineering and Technology. Dr. Lee's annualized salary for 2000 is $150,000. In May 2000, Hector Santana joined Artest as our Corporate Controller and was appointed as our Vice President, Finance in June 2000. Mr. Santana's annualized salary for 2000 is $130,000.

 Option Grants in Fiscal 1999 and through June 30, 2000

    We did not grant any stock options to our chief executive officer, our four other most highly compensated executive officers or our other executive officers in fiscal 1999.

    In 1999, we granted options to purchase an aggregate of 328,000 shares to employees under our 1998 Stock Option Plan at an exercise price equal to the fair market value of our common stock on the date of grant, as determined in good faith by our board of directors.

    In May 2000, we granted an option to purchase 100,000 shares of common stock to Hector Santana, our Vice President of Finance, at a weighted average exercise price of $8.00 per share.

    Since March 31, 2000, we have granted options representing 1,171,00 shares, of which 715,000 shares became exercisable on June 30, 2000, at a weighted average exercise price of $8.00 per share. Of those shares, we granted an option to purchase 20,000 shares to Keith Imai, our Vice President, Sales and Marketing.

 Aggregated Option Exercises in 1999 and Fiscal Year End Option Values

    The following table sets forth information with respect to option exercises in 1999 and the value of options at December 31, 1999 for our chief executive officer and our four other most highly compensated executive officers. The value of unexercised "in-the-money" options at December 31, 1999 is calculated
on the basis of the assumed initial public offering price of $   per share.

                Table of Aggregated Option Exercises During 1999
                     and Option Values at December 31, 1999

                                                  Number of Shares
                                                   of Common Stock
                                               Underlying Unexercised     Value of Unexercised
                           Common              Options and Warrants at   In-the-Money Options at
                            Stock     Value       December 31, 1999         December 31, 1999
                         Acquired on Realized ------------------------- -------------------------
Name                      Exercise     ($)    Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- -------- ----------- ------------- ----------- -------------
Jen Kao.................      --        --      400,000      600,000
Suheil Samaan...........      --        --       60,000      240,000
Steven Liaw.............      --        --       96,000      144,000
Keith Imai..............      --        --       40,000       60,000
John Bugarin............      --        --       24,000       96,000

Benefit Plans

 2000 Stock Incentive Plan

    Introduction. Our 2000 stock incentive plan is intended to serve as the successor program to replace our 1998 stock option plan. The 2000 plan will be adopted by our board of directors prior to the completion of this offering and is expected to be approved by our stockholders prior to the commencement of this offering. If approved, the 2000 plan will become effective when the underwriting agreement for this offering is signed. At that time, all outstanding options under our 1998 plan will be transferred to the 2000 plan, and no further option grants will be made under the prior 1998 plan. The transferred options will continue to be governed by their existing terms, unless our compensation committee decides to extend one or more features of the 2000 plan to those options. Except as otherwise noted below, the transferred options have substantially the same terms as will be in effect for grants made under the discretionary option grant program of our 2000 plan.

    Share Reserve.      shares of our common stock have been authorized for
issuance under the 2000 plan. This share reserve consists of the number of shares we estimate will be carried over from the 1998 plan plus an additional
increase of         shares. The share reserve under our 2000 plan will
automatically increase on the first trading day in January each calendar year from 2001 through 2005, by an amount equal to 3% of the total number of shares of our common stock outstanding on the last trading day of December in the prior year, but in no event will this annual increase exceed a number equal to
  % of total shares outstanding after this offering or       shares. In
addition, no participant in our 2000 plan may be granted stock options or direct stock issuances for more than 1,000,000 shares of common stock per calendar year.

    Programs. Our 2000 plan has five separate programs:

  . the discretionary option grant program, under which eligible employees may be granted options to purchase shares of our common stock at an exercise price not less than the fair market value of those shares on the grant date;

  . the stock issuance program, under which eligible individuals may be issued shares of our common stock directly through the purchase of such shares at a price not less than their fair market value at the time of issuance or as a bonus tied to the attainment of performance milestones or upon the completion of a specified period of service;

  . the salary investment option grant program, under which our executive officers and other highly compensated employees may be given the opportunity to apply a portion of their base salary to the acquisition of special below market stock option grants;

  . the automatic option grant program, under which option grants will automatically be made at periodic intervals to eligible non-employee board members to purchase shares of common stock at an exercise price equal to the fair market value of those shares on the grant date; and

  . the director fee option grant program, under which our non-employee board members may be given the opportunity to apply a portion of any retainer fee otherwise payable to them in cash for the year to the acquisition of special below-market option grants.

    Eligibility. The individuals eligible to participate in our 2000 plan include our officers and other employees, our board members and any consultants that we hire.

    Administration. The discretionary option grant and stock issuance programs will be administered by our compensation committee. This committee will determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when the grants or issuances are to be made, the number of shares subject to each grant or issuance, the status of any granted option as either an incentive stock option or a nonstatutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The compensation committee will also have the authority to select the executive officers and other highly compensated employees who may participate in the salary investment option grant program if that program is put into effect for one or more calendar years.

    Plan Features. Our 2000 plan will include the features described below.

  . The exercise price for any options granted under the plan may be paid in cash or in shares of our common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the plan administrator may provide financial assistance to one or more optionees in the exercise of their outstanding options or the purchase of their unvested shares by allowing such individuals to deliver a full-recourse, interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with such exercise or purchase.

  . The compensation committee will have the authority to cancel outstanding options under the discretionary option grant program, including any transferred options from our 1998 plan, in return for the grant of new options for the same or a different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date.

  . Stock appreciation rights may be issued under the discretionary option grant program. These rights will provide the holders with the election to surrender their outstanding options for a payment from us equal to the fair market value of the shares subject to the surrendered options less the exercise price payable for those shares. We may make the payment in cash or in shares of our common stock. None of the options under our 1998 plan have any stock appreciation rights.

    Change in Control. The 2000 plan will include the change in control provisions that may result in the accelerated vesting of outstanding option grants and stock issuances described below.

  . If we are acquired by merger or asset sale, each outstanding option under the discretionary option grant program that is not to be assumed by the successor corporation will immediately become exercisable for all the option shares, and all outstanding unvested shares will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation.

  . The compensation committee will have complete discretion to grant one or more options that will become exercisable for all the option shares if those options are assumed in the acquisition but the optionee's service with us or the acquiring entity is subsequently terminated. The vesting of any outstanding shares under our 2000 plan may be accelerated upon similar terms and conditions.

  . The compensation committee will also have the authority to grant options which will immediately vest in the event we are acquired, whether or not those options are assumed by the successor corporation.

  . The compensation committee may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will vest in connection with a successful tender offer for more than fifty percent of our outstanding voting stock or a change in the majority of our board through one or more contested elections. Such accelerated vesting may occur either at the time of such transaction or upon the subsequent termination of the individual's service.

  . The options currently outstanding under our 1998 plan will immediately vest if we are acquired by a merger or asset sale and the acquiring company does not assume those options. Certain of those options, however, contain an additional vesting acceleration feature that will result in the immediate vesting of all or part of those options upon an involuntary termination of the optionee's employment within 18 months following an acquisition in which those options are assumed.

    Salary Investment Option Grant Program. If the compensation committee decides to put this program into effect for one or more calendar years, each of our executive officers and other highly compensated employees may elect to reduce his or her base salary for the calendar year by an amount not less than $10,000 nor more than $50,000. Each selected individual who makes such an election will automatically be granted, on the first trading day in January of the calendar year for which his or her salary reduction is to be in effect, an option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of our common stock on the grant date. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the amount by which the optionee's salary is reduced under the program. The option will become exercisable in a series of 12 equal monthly installments over the calendar year for which the salary reduction is to be in effect.

    Automatic Option Grant Program. Each individual who first becomes a non-employee board member at any time after the effective date of this offering will receive an option grant for 20,000 shares of common stock on the date such individual joins the board. In addition, on the date of each annual stockholders' meeting held after the effective date of this offering, each non-employee board member who is to continue to serve as a non-employee board member, including each of our current non-employee board members, will automatically be granted an option to purchase 10,000 shares of common stock, provided such individual has served on the board for at least six months.

    Each automatic grant will have an exercise price per share equal to the fair market value per share of our common stock on the grant date and will have a term of 10 years, subject to earlier termination following the optionee's cessation of board service. The option will be immediately exercisable for all of the option shares; however, we may repurchase, at the exercise price paid per share, any shares purchased under the option that are not vested at the time of the optionee's cessation of board service. The shares subject to each initial 20,000-share automatic option grant will vest in a series of four successive annual installments upon the optionee's completion of each year of board service over the four-year period measured from the grant date. The shares subject to each annual 10,000-share automatic option grant will vest upon the optionee's completion of one year of service on our board of directors measured from the grant date. However, the shares will immediately vest in full upon certain changes in control or ownership or upon the optionee's death or disability while a board member.

    Director Fee Option Grant Program. If this program is put into effect in the future, then each non-employee board member may elect to apply all or a portion of any cash retainer fee for the year to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the retainer fee would otherwise be payable in cash. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of our common stock on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the portion of the retainer fee applied to that option. The option will become exercisable in a series of 12 equal monthly installments over the calendar year for which the retainer fee election is in effect. However, the option will become immediately exercisable for all the option shares upon the death or disability of the optionee while serving as a board member.

    Additional Program Features. Our 2000 plan will also have the features described below:

  . Outstanding options under the salary investment, automatic option grant and director fee option grant programs will immediately vest if we are acquired by a merger or asset sale or if there is a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections.

  . Limited stock appreciation rights will automatically be included as part of each grant made under the salary investment option grant program and the automatic and director fee option grant programs, and these rights may also be granted to one or more officers as part of their option grants under the discretionary option grant program. Options with this feature may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share based upon the highest price per share of our common stock paid in that tender offer.

  . The board of directors may amend or modify the 2000 plan at any time, subject to any required stockholder approval. The 2000 plan will
      terminate no later than          , 2010.

 Employee Stock Purchase Plan

    Our employee stock purchase plan will be adopted by the board prior to the completion of this offering, and is expected to be approved by the stockholders prior to the consummation of this offering. If approved, the plan will become effective immediately upon the signing of the underwriting agreement for this offering. The plan is designed to allow our eligible employees and the eligible employees of any of our future participating subsidiaries to purchase shares of common stock, at semi-annual intervals, with their accumulated payroll deductions.

    We have         shares of our common stock that will initially be reserved for issuance under the plan. The reserve will automatically increase on the first trading day in January of each calendar year, beginning in calendar year 2001, by an amount equal to one percent of the total number of shares of our common stock outstanding on the last trading day of the immediately preceding first fiscal quarter. In no event will any annual reserve increase exceed shares.

    The plan will have a series of successive overlapping offering periods, with a new offering period beginning on the first business day of May and November each year. Each offering period will continue for a period of 24 months, unless otherwise determined by our compensation committee. However, the initial offering period will start on the date the underwriting agreement for this offering is signed and will end on the last business day of April 2002. The next offering period will start on the first business day of November 2000 and end on the last business day of October 2002.

    Employees scheduled to work more than 20 hours per week for more than five calendar months per year may participate in the plan and may join an offering period on the start date of that period. Employees may participate in only one offering period at any time.

    A participant may contribute up to 15% of his or her cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. Semi-annual purchase dates will occur on the last business day of April and October each year, with the first purchase to occur on the last business day of October 2000. The purchase price per share on each semi-annual purchase date will be equal to 85% of the fair market value per share on the start date of the offering period or, if lower, 85% of the fair market value per share on the semi-annual purchase date. However, a participant may not purchase more than 2,500 shares on any purchase date, and not more than 125,000 shares may be purchased in total by all participants on any purchase date. Our compensation committee will have the authority to change these limitations for any subsequent offering period.

    If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of the 24-month offering period, then that offering period will automatically terminate, and all participants in the terminated offering period will automatically be transferred to the new offering period commencing immediately thereafter.

    Should we be acquired by merger or sale of substantially all of our assets or more than 50% of our voting securities, then all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the acquisition. The purchase price in effect for each participant will be equal to 85% of the market value per share on the start date of the offering period in which the participant is enrolled at the time the acquisition occurs or, if lower, 85% of the fair market value per share immediately prior to the acquisition.

    The following provisions will also be in effect under the plan:

  .   the plan will terminate no later than the last business day of April
      2010; and

  . the board of directors may at any time amend, suspend or discontinue the plan; however, some amendments may require stockholder approval.

 401(k) Plan

    In 1997, we adopted a 401(k) plan covering our full-time employees. The 401(k) plan is intended to qualify under Section 401(k) of the Internal Revenue Code so that contributions to the 401(k) plan by employees or by us, and the investment earnings thereon, are not taxable to the employees until withdrawn from the 401(k) plan, and so that we can deduct our contributions, if any, when made. Pursuant to the 401(k) plan, employees may elect to reduce their current compensation by up to the lesser of 15% of their annual pre-tax gross compensation or the statutorily prescribed annual limit of $10,500 in 2000, and to have the amount of the reduction contributed to the 401(k) plan. Our 401(k) plan permits us, but does not require us, to make additional matching contributions on behalf of certain plan participants.

Employment Contracts, Termination of Employment Arrangement and Change in Control Agreements

    We have no employment contracts, termination of employment arrangements or change in control agreements with any of our executive officers at this time.

Limitation of Liability and Indemnification

    Our certificate of incorporation eliminates to the maximum extent allowed by the Delaware General Corporation Law, our directors' personal liability to us or our stockholders for monetary damages for breaches of fiduciary duties. Our certificate of incorporation does not, however, eliminate or limit the personal liability of a director for the following:

  . any breach of the director's duty of loyalty to us or our stockholders;

  . acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  . any transaction from which the director derived an improper personal benefit.

    Our bylaws provide that we shall indemnify our directors and executive officers to the fullest extent permitted under the Delaware General Corporation Law and may indemnify our other officers, employees and other agents as set forth in the Delaware General Corporation Law. In addition, we have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements contain provisions that require us, among other things, to indemnify our directors and executive officers against liabilities, other than liabilities arising from intentional or knowing and culpable violations of law, that may arise by reason of their status or service as directors or executive officers of Artest or other entities to which they provide service at our request and to advance expenses they may incur as a result of any proceeding against them as to which they could be indemnified. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified directors and officers.

    Prior to the consummation of this offering, we intend to obtain an insurance policy covering directors and officers for claims they may otherwise be required to pay or for which we are required to indemnify them.

    At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

          CERTAIN TRANSACTIONS AND RELATIONSHIPS WITH RELATED PARTIES

    Since 1997, there have been no transactions or series of transactions to which we were or are a party in which the amount involved exceeded or exceeds $60,000 and in which any director, executive officer, holder of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons has or will have a direct or indirect material interest, other than the transactions described below.

Sales of Securities

    In March 1997, we issued and sold an aggregate of 14 million shares of our Series A convertible preferred stock for an aggregate purchase price of $14,000,000, or $1.00 per share, to various investors, including six million shares to Siliconware Investment Company, Ltd. Bough Lin, one of our current directors, is chairman of Siliconware Group. Siliconware Investment Company, Ltd. is a fully-owned subsidiary of Siliconware Group. Siliconware was also one of our customers in 1998 and 1999. We received purchase orders representing approximately $63,000 from Siliconware in 1998 and approximately $144,000 in 1999.

    Mitsui High-tec (USA), Inc., formerly International Leadframe Corporation, purchased two million shares of our Series A convertible preferred stock. Satoshi Nagata, one of our current directors, is the president and chief executive officer of Mitsui High-tec.

    Creative Group Ltd. purchased two million shares of our Series A convertible preferred stock. Creative Group Limited is an investment organization for Hon Hai Precision Co., Ltd. Terry Gou, one of our current directors, is chairman and chief executive officer of Hon Hai.

    Samuel D.F. Lee purchased one million shares of our Series A convertible preferred stock as part of an investment arrangement with several individuals, including Jennie K. Hanabusa, Tom Kao and Randy Kao. In April 2000, Mr. Lee transferred 100,000 shares of Series A convertible preferred stock to Ms. Hanabusa, 100,000 shares of Series A convertible preferred stock to Mr. Tom Kao and 100,000 shares of Series A convertible preferred stock to Mr. Randy Kao. Ms. Hanabusa is the sister of Jen Kao, our president and chief executive officer, and Messrs. Tom and Randy Kao are Mr. Jen Kao's brothers.

Fairchild Transaction

    In September 1999, we entered into an equipment purchase and engineering test services agreement with Fairchild. Pursuant to that agreement, we purchased test equipment for $865,000 and, until June 30, 2000, are obligated to pay $5,840 per month as a user fee for the rental of facilities. Dr. S.C. "Sam" Lee, currently our Senior Vice President, Engineering and Technology, served as a senior vice president of Fairchild at the time we entered into the agreement.

Agreements with Officers and Directors

    We have granted options and issued common stock to our executive officers and directors. See "Management--Board of Directors--Director Compensation" and "Principal Stockholders."

    We have entered into an indemnification agreement with each of our executive officers and directors. See "Management--Limitation of Liability and Indemnification."

    We have entered non-disclosure proprietary rights assignment agreements with our key employees.

    We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been otherwise obtained from unaffiliated third parties. All future transactions, including loans, if any, between Artest and our officers, directors and principal stockholders and their affiliates and any transactions between Artest and any entity with which our officers, directors or five percent stockholders are affiliated will be approved by a majority of the board of directors, including a majority of the independent and disinterested outside directors of the board of directors and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

    The table below sets forth information regarding the beneficial ownership of our common stock as of May 31, 2000, by the following individuals or groups:

  . each person or entity who is known by us to own beneficially more than 5% of our outstanding common stock;

  .   each of our named executive officers;

  .   each of our directors; and

  .   all directors and executive officers as a group.

    Each stockholder's percentage ownership in the following table is based on 19,259,567 shares of common stock outstanding as of May 31, 2000, as adjusted to assume the conversion of all 14 million outstanding shares of our Series A convertible preferred stock into our common stock on a one-for-one basis. For purposes of calculating each stockholder's percentage ownership, any shares of common stock as to which the stockholder has sole or shared voting power and any options or warrants exercisable within 60 days after May 31, 2000 held by a stockholder listed in the table below are treated as outstanding shares.

    Unless otherwise indicated, the principal address of each of the stockholders below is c/o Artest Corporation, 678 Almanor Avenue, Sunnyvale, California 94086. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to all shares of common stock held by them. Unless otherwise indicated, we have assumed each share of our Series A convertible preferred stock converts into one share of our common stock.

                                   Shares Beneficially   Shares Beneficially
                                   Owned Prior to the      Owned After the
                                        Offering              Offering
                                  --------------------- ---------------------
Name and Address                    Number   Percent(1)   Number   Percent(1)
----------------                  ---------- ---------- ---------- ----------
Siliconware Investment Company,
  Ltd............................  6,000,000    31.2%    6,000,000
 Fl. 9, No. 105 Tun Hwa S. Road,
 Sec. 2. Taipei 106, Taiwan ROC
Creative Group Limited...........  2,000,000    10.4     2,000,000
 c/o Hon Hai Precision Industries
   Co., Ltd.
 No. 2 Tzu Yu Street,
 Tu-cheng City, Taipei Hsien 236,
   Taiwan
Mitsui High-tec (USA), Inc.,
  formerly
International Leadframe
  Corporation....................  2,000,000    10.4     2,000,000
 2001 Gateway Place, Suite 201
   East Tower
 San Jose, California 95110
Silicon Foundries................  1,000,000     5.2     1,000,000
 4F, No. 12, Huang-Hua E. 1st
   Street
 Hsin Chu, Taiwan
Jen Kao(2).......................  5,733,333    29.8     5,733,333
Suheil Samaan....................    115,000       *       115,000
S.C. "Sam" Lee...................         --       *            --
Steven Liaw......................    160,000       *       160,000
Keith Imai.......................     73,333       *        73,333
Hector Santana...................         --       *            --
Alan "Lanny" Ross................    277,500     1.4       277,500
Jim Fiebiger.....................    200,000       *       200,000
Terry Gou(3).....................  2,050,000    10.6     2,050,000
Bough Lin(4).....................  6,050,000    31.4     6,050,000
Satoshi Nagata(5)................  2,050,000    10.6     2,050,000
Directors and Executive Officers
  as a Group (11 persons)........ 16,709,166    86.8    16,709,166

--------
 *  Less than one percent of the outstanding shares of our common stock.

(1)  Represents beneficial ownership.

(2) Includes 5,000,000 shares of our common stock owned by the Jen Kao and Chia-Yin Kao Revocable Trust, dated August 13, 1998, for which Mr. Kao is a trustee.

(3) Includes 2,000,000 shares owned by Creative Group Limited, which is an investment organization for Hon Hai Precision Industry Co., Ltd. Mr. Gou is chairman and chief executive officer of Hon Hai Precision Industry Co., Ltd.

(4) Includes 6,000,000 shares owned by Siliconware Investment Company, Ltd., a fully-owned subsidiary of Siliconware Group. Mr. Lin is chairman of Siliconware Group.

(5) Includes 2,000,000 shares owned by Mitsui High-tec (USA), formerly International Leadframe Corporation. Mr. Nagata is president and chief executive officer of Mitsui High-tec (USA).

                          DESCRIPTION OF CAPITAL STOCK

General

    At the closing of this offering, we will be authorized to issue
shares of common stock,      par value, and          shares of undesignated
preferred stock,       par value, after giving effect to the amendment of our
certificate of incorporation to delete references to the existing preferred stock following conversion of that stock. The following description of capital stock gives effect to our restated certificate of incorporation to be filed prior to the closing of this offering. Immediately following the completion of this offering and assuming no exercise of the underwriters' over-allotment
option, an aggregate of      shares of common stock will be issued and
outstanding, and no shares of preferred stock will be issued and outstanding.

    The following description of our capital stock is subject to and qualified by our restated certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

Common Stock

    The holders of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders. Subject to preferences that may be applicable to any outstanding preferred stock that may come into existence, the holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividends. See "Dividend Policy." In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and nonassessable, and the shares of common stock to be outstanding upon completion of this offering will be fully paid and nonassessable.

Preferred Stock

    Our board of directors is authorized to issue from time to time, without stockholder authorization, in one or more designated series, any or all of our authorized but unissued shares of preferred stock with any dividend, redemption, conversion and exchange provisions as may be provided in the particular series. Any series of preferred stock may possess voting, dividend, liquidation and redemption rights superior to those of the common stock. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that we may issue in the future. Our issuance of a new series of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult to remove our board of directors and making it more difficult for a third-party to acquire, or discourage a third-party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any shares of or designate any series of preferred stock.

Registration Rights

    Pursuant to a stock purchase agreement we entered into with holders of 14,000,000 shares of our Series A convertible preferred stock, the holders of these shares are entitled to registration rights. The registration rights provide that if we propose to register any securities under the Securities Act, they are entitled to notice of the registration and are entitled to include shares of their common stock in such registration. This right is subject to conditions and limitations, including the right of the underwriters in an offering to limit the number of shares included in the registration. We are required to use our best efforts to effect this registration, subject to conditions and limitations. Each holder of our Series A convertible preferred stock has waived its registration rights with respect to this offering.

Compliance with California Law

    We are currently subject to Section 2115 of the California General Corporation Law. Section 2115 provides that, regardless of a company's legal domicile, certain provisions of California corporate law will apply to that company if more than 50% of its outstanding voting securities are held of record by persons having addresses in California and the majority of the company's operations occur in California. For example, while we are subject to
Section 2115, stockholders may cumulate votes in electing directors. This means that each stockholder may vote the number of votes equal to the number of candidates multiplied by the number of votes to which the stockholder's shares are normally entitled in favor of one candidate. This potentially allows minority stockholders to elect some members of our board of directors. When we are no longer subject to Section 2115, cumulative voting will not be allowed and a holder of 50% or more of our voting stock will be able to control the election of all directors. In addition to this difference, Section 2115 has the following additional effects:

  . enables removal of directors with or without cause with majority stockholder approval;

  .   places limitations on the distribution of dividends;

  . extends additional rights to dissenting stockholders in any reorganization, including a merger, sale of assets or exchange of shares; and

  . provides for information rights and required filings in the event we effect a sale of assets or complete a merger.

    We anticipate that our common stock will be qualified for trading as a national market security on the Nasdaq National Market and that we will have at least 800 stockholders of record by the record date for our 2001 annual meeting of stockholders. If these two conditions occur, then we will not be subject to
Section 2115 as of the record date for our 2001 annual meeting of stockholders.

Antitakeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware General Corporation Law

    Our restated certificate of incorporation authorizes our board of directors to establish one or more series of undesignated preferred stock, the terms of which can be determined by our board at the time of issuance. See "--Preferred Stock." Our restated certificate of incorporation also provides that all stockholder action must be effected at a duly called meeting of stockholders and not by written consent. In addition, our restated certificate of incorporation and bylaws do not permit our stockholders to call a special meeting of stockholders. Only our Chief Executive Officer, President, Chairman of the Board or a majority of the board of directors are permitted to call a special meeting of stockholders. Our restated certificate of incorporation also provides that the board of directors is divided into three classes, with each director assigned to a class with a term of three years, and that the number of directors may only be determined by the board of directors. Our bylaws require that stockholders give advance notice to our secretary of any nominations for director or other business to be brought by stockholders at any stockholders' meeting, and that the chairman of the board has the authority to adjourn any meeting called by the stockholders. Our bylaws also require a supermajority vote of members of the board of directors and stockholders to amend certain bylaw provisions. These provisions of our restated certificate of incorporation and our bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of Artest. These provisions also may have the effect of preventing changes in the management of Artest. See "Risk Factors-- Our certificate of incorporation and bylaws and Delaware law contain provisions that could discourage a takeover."

    We are subject to Section 203 of the Delaware General Corporation Law, which could discourage a takeover. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

  . prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by:

     (i)  persons who are directors and also officers; and

     (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

    Section 203 defines "business combination" to include the following:

  . any merger or consolidation involving the corporation and the interested stockholder;

  . any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  . subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  . any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

  . the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

    In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Transfer Agent and Registrar

    Our transfer agent and registrar for our common stock is Equiserve. Its telephone number is (781) 575-2294.

                        SHARES AVAILABLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

    Upon the completion of this offering we will have             shares of
common stock outstanding, including the issuance of            shares of common
stock in this offering and excluding:

  . 2,862,500 shares of common stock issuable upon the exercise of stock options outstanding at March 31, 2000, at a weighted average exercise price of $0.45 per share;

  . 1,171,000 shares of common stock issuable upon exercise of stock options granted since March 31, 2000 at a weighted average exercise price of $8.00 per share, 715,000 of which became fully vested and immediately exercisable on June 30, 2000; and

  . 1,131,500 shares of common stock reserved for issuance under our stock option plans at March 31, 2000.

    Of the outstanding shares, all of the shares sold in this offering will be freely tradable, except that any shares held by our "affiliates," as that term is defined in Rule 144 promulgated under the Securities Act, may only be sold in compliance with the limitations described below. The remaining shares of common stock will be deemed "restricted securities" as defined under Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. Subject to the lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market as follows:

 Number
   of
 Shares                                   Date
 ------ -----------------------------------------------------------------------
        after the date of this prospectus, freely tradable shares sold in this offering and shares saleable under Rule 144(k) that are not subject to the 180-day lock-up;

        after 180 days from the date of this prospectus, the 180-day lock-up is released and these shares are saleable under Rule 144 (subject, in some cases, to volume limitations) or Rule 144(k);

        after 180 days from the date of this prospectus, the 180-day lock-up is released and these shares are saleable under Rule 701 (subject to repurchase by us); and

        after 180 days from the date of this prospectus, restricted securities that are held for less than one year and are not yet saleable under Rule 144.

Rule 144

    In general, under Rule 144 as currently in effect, a person, or group of persons whose shares are required to be aggregated, including any of our affiliates, who has beneficially owned shares for at least one year, including the holding period of any prior owner who is not an affiliate, is entitled to sell within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of one percent of the then-outstanding shares of our common stock, which will be approximately shares immediately after this offering, or the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner who is not an affiliate, would be entitled to sell these shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from one of our affiliates, a person's holding period for the purpose of effecting a sale under Rule 144 would commence on the date of transfer from the affiliate.

Stock Options

    At March 31, 2000, options to purchase a total of 2,862,500 shares of common stock were outstanding, and pursuant to those options, 1,240,483 shares were exercisable. We intend to file a Form S-8 registration statement under the Securities Act to register all shares of common stock issuable under our option plans. Accordingly, shares of common stock underlying these options will be eligible for sale in the public markets, subject to vesting restrictions or the lock-up agreements described below. See "Management--Benefit Plans."

Lock-up Agreements

    Each of our executive officers and directors and substantially all of our securityholders have agreed, subject to specified exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock or any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or thereafter acquired directly by those holders or with respect to which they have the power of disposition, without the prior written consent of FleetBoston Robertson Stephens Inc. This restriction terminates after the close of trading of the shares on the 180th day of (and including) the day the shares commenced trading on the Nasdaq National Market. However, FleetBoston Robertson Stephens Inc. may, in its sole discretion and at any time or from time to time before the termination of the 180-day period, without notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the representatives and any of our shareholders who have executed a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

    In addition, we have agreed that during the lock-up period we will not, without the prior written consent of FleetBoston Robertson Stephens Inc., subject to certain exceptions, consent to the disposition of any shares held by shareholders subject to lock-up agreements prior to the expiration of the lock-up period, or issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering, and the issuance of options under existing stock option and incentive plans provided that those options do not vest prior to the expiration of the lock-up period.

Registration Rights

    Following this offering, under specified circumstances and subject to customary conditions, holders of approximately 14,000,000 shares of our outstanding common stock, received through the conversion of our Series A convertible preferred stock, will have demand registration rights with respect to their shares of common stock, subject to the 180-day lock-up arrangement described above, to require us to register their shares of common stock under the Securities Act, and rights to participate in any future registrations of securities. If the holders of these registrable securities request that we register their shares, and if the registration is effected, these shares will become freely tradable without restriction under the Securities Act. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock. See "Description of Capital Stock-- Registration Rights."

                       UNITED STATES TAX CONSEQUENCES TO
                   NON-UNITED STATES HOLDERS OF COMMON STOCK

    The following is a general discussion of the material United States federal income and estate tax consequences of the ownership and disposition of the common stock applicable to Non-United States Holders of our common stock. For the purpose of this discussion, a Non-United States Holder is any holder that for U.S. federal income tax purposes is not a U.S. person. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant in light of a Non-United States Holder's particular facts and circumstances, such as being a U.S. expatriate, and does not address any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not and will not seek a ruling from the Internal Revenue Service with respect to the U.S. federal income and estate tax consequences described below, and as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions set forth in this discussion. For purposes of this discussion, the term U.S. person means:

  .   a citizen or resident of the United States;

  . a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or any political subdivision thereof;

  . an estate whose income is included in gross income for U.S. federal income tax purposes regardless of its source; or

  . a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

Dividends

    If we pay a dividend, any dividend paid to a Non-United States Holder of common stock generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable tax treaty. Dividends received by a Non-United States Holder that are effectively connected with a U.S. trade or business conducted by the Non-United States Holder are exempt from such withholding tax. However, those effectively connected dividends, net of certain deductions and credits, are taxed at the same graduated rates applicable to U.S. persons. Dividends received by a corporate Non-United States Holder that are effectively connected with a U.S. trade or business of the corporate Non-United States Holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

    A Non-United States Holder of common stock that is eligible for a reduced rate of withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

    A Non-United States Holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of his or her common stock unless:

  . the gain is effectively connected with a U.S. trade or business of the Non-United States Holder (which gain, in the case of a corporate Non-United States Holder, must also be taken into account for branch profits tax purposes);

  . the Non-United States Holder is an individual who holds his or her common stock as a capital asset (generally, an asset held for investment purposes) and who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

  . Artest is or has been a "United States real property holding corporation" for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the holder's holding period for its common stock. Artest has determined that it is not and does not believe that it will become a "United States real property holding corporation" for U.S. federal income tax purposes.

Backup Withholding and Information Reporting

    Generally, we must report annually to the Internal Revenue Service the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld with respect to the dividend. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the Internal Revenue Service may make its reports available to tax authorities in the recipient's country of resident.

    Dividends paid to a Non-United States Holder at an address within the U.S. may be subject to backup withholding at a rate of 31% if the Non-United States Holder fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and other information to the payer. Backup withholding will generally not apply to dividends paid to Non-United States Holders at an address outside the U.S. on or prior to December 31, 2000 unless the payer has knowledge that the payee is a United States person. Under recently finalized Treasury Regulations regarding withholding and information reporting, payment of dividends to Non-United States Holders at an address outside the U.S. after December 31, 2000 may be subject to backup withholding at a rate of 31% unless such Non-United States Holder satisfies various certification requirements.

    Under current Treasury Regulations, the payment of the proceeds of the disposition of common stock to or through the U.S. office of a broker is subject to information reporting and backup withholding at a rate of 31% unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption. Generally, the payment of the proceeds of the disposition by a Non-United States Holder of common stock outside the U.S. to or through a foreign office of a broker will not be subject to backup withholding but will be subject to information reporting requirements if the broker is:

  .   a U.S. person;

  . a "controlled foreign corporation" for U.S. federal income tax purposes; or

  . a foreign person 50% or more of whose gross income for certain periods is from the conduct of a U.S. trade or business;

unless the broker has documentary evidence in its files of the Non-United States Holders' non-U.S. status and certain other conditions are met, or the holder otherwise establishes an exemption. Neither backup withholding nor information reporting generally will apply to a payment of the proceeds of a disposition of common stock by or through a foreign office of a foreign broker not subject to the preceding sentence.

    In general, the recently promulgated final Treasury Regulations, described above, do not significantly alter the substantive withholding and information reporting requirements but would alter the procedures for claiming benefits of an income tax treaty and change the certification procedures relating to the receipt by intermediaries of payments on behalf of the beneficial owner of shares of common stock. Non-United States Holders should consult their tax advisors regarding the effect, if any, of those final Treasury Regulations on an investment in the common stock. Those final Treasury Regulations are generally effective for payments made after December 31, 2000.

    Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the Internal Revenue Service.

Estate Tax

    An individual Non-United States Holder who owns common stock at the time of his or her death or had made certain lifetime transfers of an interest in common stock will be required to include the value of that common stock in such holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

    The foregoing discussion is only a summary of the principal federal income and estate tax consequences of the ownership, sale or other disposition of common stock by Non-United States Holders. Investors are urged to consult their own tax advisors with respect to the income tax consequences of the ownership and disposition of common stock, including the application and effect of the laws of any state, local, foreign or other taxing jurisdiction.

                                  UNDERWRITING

    The underwriters named below, acting through their representatives, FleetBoston Robertson Stephens Inc., CIBC World Markets Corp. and Thomas Weisel Partners LLC have severally agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock set forth below opposite their respective names. The underwriters are committed to purchase and pay for all shares if any are purchased.

                                                                          Number
                                                                            of
   Underwriter                                                            Shares
   -----------                                                            ------
   FleetBoston Robertson Stephens Inc. .................................
   CIBC World Markets Corp. ............................................
   Thomas Weisel Partners LLC...........................................
                                                                           ----
     Total..............................................................
                                                                           ====

    The representatives have advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less
a concession of not in excess of     per share, of which      may be reallowed
to other dealers. After this offering, the public offering price, concession and allowance to dealers may be reduced by the representatives. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The common stock is offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

    Prior to this offering, there has been no public market for the common stock. Consequently, the public offering price for the common stock offered by this prospectus has been determined through negotiations among the representatives and us. Among the factors considered in such negotiations were prevailing market conditions, certain of our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

    The underwriters have advised us that they do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

    Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. As of June 16, 2000, Thomas Weisel Partners has been named as a lead or co-manager on 164 filed public offerings of equity securities, of which 120 have been completed, and has acted as a syndicate member in an additional 95 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

Over-Allotment Option

    We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to additional shares of common stock to cover over-allotments, if any, at the public offering price less the underwriting discount set forth on the cover page of this prospectus. If the underwriters exercise their over-allotment
option to purchase any of the additional            shares of common stock, the
underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof as the number of shares to be purchased by each of them bears to the total number of shares of common stock offered in this offering. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered hereby are being sold. We will be obligated, pursuant to the over-allotment option, to sell shares to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise the over-allotment option only to cover over-allotment made in connection with the sale of the shares of common stock offered in this offering.

    The following table summarizes the compensation that we will pay to the underwriters:

                                                                 Total
                                                          -------------------
                                                           Without    With
                                                     Per    Over-     Over-
                                                    Share allotment allotment
                                                    ----- --------- ---------
   Underwriting discounts and commissions paid by
     us............................................ $      $         $

    We estimate that expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will
be approximately $        .

 Indemnity

    The underwriting agreement contains covenants of indemnity among the underwriters and us against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

 Lock-Up Agreements

    Each of our directors, executive officers, stockholders and optionholders has agreed, subject to specified exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock or any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or thereafter acquired directly by those holders or with respect to which they have the power of disposition, without the prior written consent of FleetBoston Robertson Stephens Inc. This restriction terminates after the close of trading of the shares on the 180th day of (and including) the day the shares commenced trading on the Nasdaq National Market. However, FleetBoston Robertson Stephens Inc. may, in its sole discretion and at any time or from time to time before the termination of the 180-day period, without notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the representatives and any of our shareholders who have executed a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

    In addition, we have agreed that during the lock-up period we will not, without the prior written consent of FleetBoston Robertson Stephens Inc., subject to certain exceptions, consent to the disposition of any shares held by shareholders subject to lock-up agreements prior to the expiration of the lock-up period, or issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering, and the issuance of options under existing stock option and incentive plans provided that those options do not vest prior to the expiration of the lock-up period. See "Shares Available for Future Sale."

 Listing

    We will file an application seeking approval for quotation on The Nasdaq National Market under the symbol "ARTE."

 No Prior Public Market

    Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the common stock offered hereby was determined through negotiations between us and the representatives. Among the factors considered in such negotiations were prevailing market conditions, certain of our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

 Stabilization

    The representatives have advised us that, pursuant to Regulation M under the Securities Act, some persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or purchase of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the common stock originally sold by such underwriter or syndicate member purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised us that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

Directed Share Program

    At our request, certain of the underwriters have reserved up to 5% of the shares of common stock, the directed shares, for sale at the initial public offering price to persons who are directors, officers or employees of Artest, or who are otherwise associated with us and our affiliates, and who have advised us of their desire to purchase such shares. The number of shares of common stock available for sale to the general public will be reduced to the extent of sales of the directed shares to any of the persons for whom they have been reserved. Any shares not so purchased will be offered by the underwriters on the same basis as all other shares of common stock offered hereby. We have agreed to indemnify those certain underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed shares.

                                 LEGAL MATTERS

    The validity of the common stock offered will be passed upon for us by Brobeck, Phleger & Harrison LLP, San Francisco, California. Legal matters relating to the sale of common stock in this offering will be passed on for the underwriters by Latham & Watkins, Menlo Park, California.

                                    EXPERTS

    The audited financial statements and schedule included in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in these reports have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, under the Securities Act a registration statement on Form S-1 including the exhibits, schedules and amendments to the registration statement relating to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules. For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other document filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the commission at 1-800-SEC-0330. The commission maintains a web site that contains reports, proxy information statements and other information regarding registrants that file electronically with the commission. The address of this website is http://www.sec.gov.

    We intend to furnish holders of our common stock with annual reports containing, among other information, audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year. We intend to furnish other reports as we may determine or as may be required by law.

                               ARTEST CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Public Accountants.................................... F-2
Balance Sheets.............................................................. F-3
Statements of Operations.................................................... F-4
Statements of Shareholders' Equity.......................................... F-5
Statements of Cash Flows.................................................... F-6
Notes to Financial Statements............................................... F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Artest Corporation:

    We have audited the accompanying balance sheets of Artest Corporation (a California corporation) as of December 31, 1999 and 1998 and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Artest Corporation as of December 31, 1999 and 1998 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

San Jose, California
March 31, 2000 (except for the matters discussed in Note 9, as to which the date is June 15, 2000)

                               ARTEST CORPORATION

                                 BALANCE SHEETS
                       (In thousands, except share data)


                                                                 March 31, 2000
                                       December 31,                Pro Forma
                                      ---------------  March 31, Shareholders'
                                       1998    1999      2000        Equity
                                      ------- -------  --------- --------------
                                                              (unaudited)
ASSETS
Current Assets:
  Cash and cash equivalents.......... $ 8,422 $11,626   $10,797
  Restricted cash....................   4,500   2,250     2,250
  Accounts receivable, net of
    allowance of $10, $60 and $60,
    respectively.....................   1,211   1,700     1,997
  Prepaid expense....................      --      67        42
  Deferred income tax asset--
    current..........................      69     166       166
                                      ------- -------   -------
     Total current assets............  14,202  15,809    15,252
Property and Equipment, net..........   6,132   8,220     8,505
Deferred Income Tax Asset and Other
  Assets.............................     166     448       462
                                      ------- -------   -------
                                      $20,500 $24,477   $24,219
                                      ======= =======   =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Notes payable--current portion..... $ 1,328 $ 1,684   $ 1,876
  Accounts payable...................     129   1,259     1,349
  Accrued liabilities................     530     156       134
  Income tax payable.................     213   1,387       284
                                      ------- -------   -------
     Total current liabilities.......   2,200   4,486     3,643
Notes payable--long-term portion.....   3,984   3,825     3,900
                                      ------- -------   -------
     Total liabilities...............   6,184   8,311     7,543
                                      ------- -------   -------

Commitments and Contingencies (Note
  4)

Shareholders' Equity:
  Series A convertible preferred
    stock, no par value--14,000,000
    shares authorized, issued and
    outstanding......................  14,000  14,000    14,000     $    --
  Common stock, no par value:
    24,000,000 and
    24,000,000 authorized at
    December 31, 1999 and pro forma,
    respectively; 5,240,000,
    5,246,000, and 5,246,000 shares
    outstanding at December 31,
    1998, December 31, 1999, and
    March 31, 2000, respectively,
    and 19,246,000 shares
    outstanding pro forma............      53   1,740     1,740      15,740
  Deferred stock-based
    compensation.....................      --  (1,467)   (1,244)     (1,244)
  Retained earnings..................     263   1,893     2,180       2,180
                                      ------- -------   -------     -------
     Total shareholders' equity......  14,316  16,166    16,676     $16,676
                                      ------- -------   -------     =======
                                      $20,500 $24,477   $24,219
                                      ======= =======   =======

   The accompanying notes are an integral part of these financial statements.

                               ARTEST CORPORATION

                            STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                                                                Three Months
                                        Year Ended December         Ended
                                                31,               March 31,
                                        ----------------------  --------------
                                         1997    1998    1999    1999    2000
                                        ------  ------  ------  ------  ------
                                                                 (unaudited)
Revenues............................... $1,042  $3,413  $7,994  $1,724  $2,616
Cost of revenues.......................    724   2,573   3,648     687   1,220
                                        ------  ------  ------  ------  ------
     Gross profit......................    318     840   4,346   1,037   1,396
                                        ------  ------  ------  ------  ------
Operating expenses:
  Selling, general and administrative
    ...................................    694   1,352   1,621     289     614
  Amortization of stock-based
    compensation(1)....................     --      --     219      --     223
                                        ------  ------  ------  ------  ------
     Total operating expenses..........    694   1,352   1,840     289     837
                                        ------  ------  ------  ------  ------
Income (loss) from operations..........   (376)   (512)  2,506     748     559
Other Income (Expense):
  Interest income......................    405     533     592     143     171
  Realized gain from sale of
    investments and dividend income....    366     438      --      --      --
  Realized gain from sale of
    equipment..........................     --      --      87      --      --
  Interest expense.....................    (10)   (342)   (325)    (64)   (106)
                                        ------  ------  ------  ------  ------
     Total other income (expense)......    761     629     354      79      65
                                        ------  ------  ------  ------  ------
     Income before provision for income
       taxes...........................    385     117   2,860     827     624
Provision for income taxes.............    169      70   1,230     347     337
                                        ------  ------  ------  ------  ------
Net income............................. $  216  $   47  $1,630  $  480  $  287
                                        ======  ======  ======  ======  ======
Net income per share:
  Basic................................ $0.041  $0.009  $0.311  $0.092  $0.055
                                        ======  ======  ======  ======  ======
  Diluted.............................. $0.014  $0.002  $0.074  $0.023  $0.013
                                        ======  ======  ======  ======  ======
Shares used for net income per share:
  Basic................................  5,240   5,240   5,241   5,240   5,246
                                        ======  ======  ======  ======  ======
  Diluted.............................. 15,740  21,055  21,927  21,055  22,012
                                        ======  ======  ======  ======  ======

--------
(1) For the year ended December 31, 1999, amortization of deferred stock-based compensation includes $100 related to cost of revenues, and $119 related to selling, general and administrative expense. For the three months ended March 31, 2000, amortization of deferred stock-based compensation includes $158 related to cost of revenues and $65 related to selling, general and administrative expense.

   The accompanying notes are an integral part of these financial statements.

                               ARTEST CORPORATION

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                       (In thousands, except share data)

                               Series A
                             Convertible
                           Preferred Stock     Common Stock     Deferred
                          ------------------ ---------------- Stock-Based  Retained
                            Shares   Amount   Shares   Amount Compensation Earnings  Total
                          ---------- ------- --------- ------ ------------ -------- -------
 Issuance of common
   stock................          -- $    -- 5,240,000 $   53   $    --     $   --  $    53
 Issuance of Series A
   convertible preferred
   stock................  14,000,000  14,000        --     --        --         --   14,000
  Net income............          --      --        --     --        --        216      216
                          ---------- ------- --------- ------   -------     ------  -------
Balance, December 31,
  1997..................  14,000,000  14,000 5,240,000     53        --        216   14,269
  Net income............          --      --        --     --        --         47       47
                          ---------- ------- --------- ------   -------     ------  -------
Balance, December 31,
  1998..................  14,000,000  14,000 5,240,000     53        --        263   14,316
  Exercise of stock
    options.............          --      --     6,000      1        --         --        1
  Deferred stock-based
    compensation........          --      --        --  1,686    (1,686)        --       --
  Amortization of
    deferred stock-based
    compensation........          --      --        --     --       219         --      219
  Net income............          --      --        --     --        --      1,630    1,630
                          ---------- ------- --------- ------   -------     ------  -------
Balance, December 31,
  1999..................  14,000,000  14,000 5,246,000  1,740    (1,467)     1,893   16,166
  Amortization of
    deferred stock-based
    compensation........          --      --        --     --       223         --      223
  Net income............          --      --        --     --        --        287      287
                          ---------- ------- --------- ------   -------     ------  -------
Balance, March 31,
  2000..................  14,000,000 $14,000 5,246,000 $1,740   $(1,244)    $2,180  $16,676
                          ========== ======= ========= ======   =======     ======  =======




   The accompanying notes are an integral part of these financial statements.

                               ARTEST CORPORATION

                            STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                 Three Months
                                                                    Ended
                                     Year Ended December 31,      March 31,
                                     -------------------------  ---------------
                                      1997     1998     1999     1999    2000
                                     -------  -------  -------  ------  -------
                                                                 (unaudited)
Cash flows from operating
  activities:
 Net income........................  $   216  $    47  $ 1,630  $  480  $   287
 Adjustments to reconcile net
   income to net cash provided by
   (used in) operating activities:
   Depreciation....................      175    1,075    1,674     380      549
   Amortization of deferred stock-
     based compensation............       --       --      219      --      223
   Realized gain from sale of
     investments and dividend
     income........................     (366)    (438)      --      --       --
   Realized gain from sale of
     equipment.....................       --       --      (87)     --       --
   Changes in assets and
     liabilities:
     Accounts receivable...........     (693)    (518)    (489)     77     (297)
     Prepaid expense...............       --       --      (67)     --       25
     Deferred tax asset and other
       assets......................      (78)    (157)    (379)    (61)     (15)
     Accounts payable..............    3,062   (2,932)   1,130      (3)      90
     Accrued liabilities...........      280      250     (374)   (391)     (22)
     Income tax payable............      233      (19)   1,174     104   (1,103)
                                     -------  -------  -------  ------  -------
      Net cash provided by (used
        in) operating activities...    2,829   (2,692)   4,431     586     (263)
                                     -------  -------  -------  ------  -------

Cash flows from investing
  activities:
 Purchases of property and
   equipment.......................   (5,441)  (1,942)  (3,816)   (180)    (833)
 Proceeds from sale of equipment...       --       --      140      --       --
 Purchases of available-for-sale
   short-term investments..........   (4,000)      --       --      --       --
 Proceeds from sale of available-
   for-sale short-term
   investments.....................       --    4,804       --      --       --
 Restricted cash due to financing
   of equipment....................       --   (4,500)   2,250      --       --
                                     -------  -------  -------  ------  -------
      Net cash used in investing
        activities.................   (9,441)  (1,638)  (1,426)   (180)    (833)
                                     -------  -------  -------  ------  -------
Cash flows from financing
  activities:
 Proceeds from issuance of notes
   payable.........................    1,704    5,087    1,649      --      688
 Payments on notes payable.........     (114)  (1,366)  (1,451)   (332)    (421)
 Proceeds from issuance of common
   stock...........................       53       --        1      --       --
 Proceeds from issuance of Series A
   convertible preferred stock.....   14,000       --       --      --       --
                                     -------  -------  -------  ------  -------
      Net cash provided by (used
        in) financing activities...   15,643    3,721      199    (332)     267
                                     -------  -------  -------  ------  -------
Net increase (decrease) in cash and
  cash equivalents.................    9,031     (609)   3,204      74     (829)
Cash and cash equivalents,
  beginning of period..............       --    9,031    8,422   8,422   11,626
                                     -------  -------  -------  ------  -------
Cash and cash equivalents, end of
  period...........................  $ 9,031  $ 8,422  $11,626  $8,496  $10,797
                                     =======  =======  =======  ======  =======
Supplemental disclosure of cash
  flow information:
 Cash paid for interest............  $    10  $   314  $   325  $   64  $   106
                                     =======  =======  =======  ======  =======
 Cash paid for income taxes........  $    --  $   253  $   315  $   --  $ 1,440
                                     =======  =======  =======  ======  =======


   The accompanying notes are an integral part of these financial statements.

                               ARTEST CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                        As of December 31, 1999 and 1998
 (Information for the three months ended March 31, 1999 and 2000 is unaudited)
              (In thousands except share data and per share data)

1. Organization and Operations of the Company

    Artest Corporation ("the Company") was incorporated in California on November 18, 1996. The Company is an independent provider of comprehensive semiconductor test services with an emphasis on complex mixed signal, RF and high performance digital semiconductors primarily in the communications and networking industries. The Company provides its customers with a flexible full service solution for their test needs and their services include software test program development, prototype testing and debugging, charterization, verification, wafer sort and final test. The Company sells its services primarily to semiconductor companies located in the United States.

    The Company is subject to a number of business risks including, but not limited to, dependence on key individuals, key customers, competition from larger companies and the need for the continued successful development, marketing and selling of its engineering and manufacturing test services.

2. Summary of Significant Accounting Policies

 Use of Estimates in Preparation of Financial Statements

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Unaudited Interim Financial Statements

    The unaudited interim financial statements for the three months ended March 31, 1999 and 2000 have been prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all normal recurring adjustments necessary to present fairly the financial information set forth therein, in accordance with generally accepted accounting principles. Results for the three months ended March 31, 2000 are not necessarily indicative of results in future periods.

 Cash and Cash Equivalents

    The Company considers all highly liquid debt instruments or money market-type funds with an original maturity of three months or less to be cash equivalents.

                              ARTEST CORPORATION

              (In thousands except share data and per share data)


 Property and Equipment

    Property and equipment are stated at cost. Depreciation for all property and equipment is computed using the straight-line method over the estimated useful lives of the assets, generally three to five years. Leasehold improvements are depreciated over the shorter of their useful lives or the term of the lease. As of December 31, 1998 and 1999, and March 31, 2000, property and equipment consisted of the following:

                                                      December 31,
                                                     ----------------  March 31,
                                                      1998     1999      2000
                                                     -------  -------  ---------
   Computers and software........................... $   199  $   262   $   277
   Leasehold improvements...........................     627      633       633
   Furniture and fixtures...........................      45      436       438
   Machinery and equipment..........................   6,513    9,815    10,632
                                                     -------  -------   -------
                                                       7,384   11,146    11,980
   Less: accumulated depreciation...................  (1,252)  (2,926)   (3,475)
                                                     -------  -------   -------
                                                     $ 6,132  $ 8,220   $ 8,505
                                                     =======  =======   =======

    The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss would be recognized equal to an amount by which the carrying value exceeds the fair value of the assets.

 Accrued Liabilities

    As of December 31, 1998 and 1999, and March 31, 2000, accrued liabilities consisted of the following:

                                                             December
                                                                31,
                                                             --------- March 31,
                                                             1998 1999   2000
                                                             ---- ---- ---------
   Payroll and related employee benefits.................... $455 $149   $132
   Other....................................................   75    7      2
                                                             ---- ----   ----
                                                             $530 $156   $134
                                                             ==== ====   ====

 Revenue Recognition

    The Company recognizes revenues on engineering and manufacturing testing services when the services are completed and there are no significant obligations remaining. The Company's revenues have also included test software and hardware development that is billed in the form of non-recurring engineering charges for time and materials incurred. To date, revenues from non-recurring engineering charges have not been significant.

    The following table summarizes the percentage of revenues represented by significant customers:

                                                                  Three Months
                                                     Year Ended       Ended
                                                    December 31,    March 31,
                                                   -------------- --------------
                                                   1997 1998 1999  1999    2000
                                                   ---- ---- ---- ------  ------
   Customer A..................................... 82%  43%  60%     59%     60%
   Customer B..................................... --   27%  --      --      --
   Customer C..................................... --   13%  15%     18%      6%
   Customer D..................................... --   --   10%     13%      8%

                               ARTEST CORPORATION

              (In thousands except share data and per share data)


 Concentrations of Credit Risk and Significant Customers

    Financial instruments that potentially subject the Company to a concentration of credit risk principally consist of accounts receivable. The Company generally does not require collateral on accounts receivable, as the majority of the Company's customers are large, well established companies. During the years ended December 31, 1997, 1998 and 1999, and three months ended March 31, 2000, the Company provided $0, $10, $50 and $0, respectively, to its allowance for doubtful accounts. The Company did not have any write-offs of uncollectible amounts during 1997, 1998 and 1999, and three months ended March 31, 2000. As of March 31, 2000, approximately 51.7% of gross accounts receivable was concentrated with two customers. As of December 31, 1999, approximately 55.5% of gross accounts receivable was concentrated with two customers. As of December 31, 1998, approximately 71.1% of gross accounts receivable was concentrated with two customers.

 Stock-Based Compensation

    In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). This accounting standard permits the use of either a fair value based method or the method defined in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB Opinion 25), to account for stock-based compensation arrangements. Companies that elect to employ the valuation method provided in APB Opinion 25 are required to disclose the pro forma net income that would have resulted from the use of the fair value based method. The Company has elected to determine the value of stock-based compensation arrangements under the provisions of APB Opinion 25 and, accordingly, the pro forma disclosures required under SFAS No. 123 have been included in Note 6.

 Computation of Per Share Amounts

    Basic net income per common share and diluted net income per common share are presented in conformity with SFAS No. 128, "Earnings Per Share" (SFAS No.
128) for all periods presented. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued or granted for nominal consideration prior to the anticipated effective date of the initial public offering must be included in the calculation of basic and diluted net income per common share as if such stock had been outstanding for all periods presented. To date, the Company has not had any issuances or grants for nominal consideration.

    In accordance with SFAS No. 128, basic net income per common share has been calculated using the weighted-average number of shares of common stock outstanding during the period. Diluted net income per share has been calculated assuming the conversion of the convertible preferred stock and outstanding stock options. For the year ended December 31, 1997, the Company has excluded 1,000,000 outstanding stock options from the calculation of diluted net income per common share because such securities are anti-dilutive for the period.

                               ARTEST CORPORATION

              (In thousands except share data and per share data)


    The following table presents the calculation of basic and diluted net income per share:

                                                                 Three Months
                                        Year Ended December 31, Ended March 31,
                                        ----------------------- ---------------
                                         1997    1998    1999    1999    2000
                                        ------- ------- ------- ------- -------
Net Income............................  $   216 $    47 $ 1,630 $   480 $   287
                                        ======= ======= ======= ======= =======
Basic:
  Weighted average shares used in
    computing basic net income per
    share.............................    5,240   5,240   5,241   5,240   5,246
                                        ======= ======= ======= ======= =======
  Basic net income per share..........  $ 0.041 $ 0.009 $ 0.311 $ 0.092 $ 0.055
                                        ======= ======= ======= ======= =======
Diluted:
  Weighted average shares used above..    5,240   5,240   5,241   5,240   5,246
  Weighted average dilutive
    convertible preferred stock.......   10,500  14,000  14,000  14,000  14,000
  Weighted average dilutive stock
    options...........................       --   1,815   2,686   1,815   2,766
                                        ------- ------- ------- ------- -------
  Weighted average shares used in
    computing diluted net income per
    share.............................   15,740  21,055  21,927  21,055  22,012
                                        ======= ======= ======= ======= =======
  Diluted net income per share........  $ 0.014 $ 0.002 $ 0.074 $ 0.023 $ 0.013
                                        ======= ======= ======= ======= =======

 Comprehensive Income

    In fiscal 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. Such items may include foreign currency translation adjustments and unrealized gains/losses from investing and hedging activities. Comprehensive income is the same as net income for all periods presented in the accompanying consolidated financial statements.

 Recent Accounting Pronouncements

    In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133). SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133, as recently amended, is effective for fiscal years beginning after June 15, 2000. Management believes the adoption of SFAS No. 133 will not have a material effect on the Company's financial position or results of operations.

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (SAB 101), "Revenue Recognition in Financial Statements." SAB 101 provides guidance on applying generally accepted accounting principles to revenue recognition issues in financial statements. Management believes the adoption of SAB 101 will not have a significant impact on the Company's consolidated results of operations and financial position in fiscal 2000.

                               ARTEST CORPORATION

              (In thousands except share data and per share data)


    In March 2000, the FASB issued Financial Accounting Standards Board Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB Opinion No. 25" (FIN No. 44). FIN No. 44 addresses the application of APB No. 25 to clarify, among other issues: (a) the definition of employee for purposes of applying APB No. 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN No. 44 is effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998 or January 12, 2000. To the extent FIN 44 covers events occurring during the period after December 15, 1998 or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying the interpretation will be recognized on a prospective basis from July 1, 2000. The Company does not expect that FIN 44 will have a material effect on its financial position or results of operations.

3. Notes Payable

    In November 1997, the Company entered into an equipment note payable agreement with a bank under which it can borrow up to $6,500. Interest on outstanding advances under the credit arrangement range between 7.10% and 7.30%. The credit arrangement expired for additional advances in November 1998. In August 1999, the Company entered into another secured equipment note payable agreement under which it can borrow up to $2,000. Interest on advances under this credit arrangement accrues at the bank's prime lending rate (8.75% at March 31, 2000). The credit arrangement expires for additional advances in August 2000. At December 31, 1998 and 1999, and March 31, 2000, total borrowings outstanding under the above credit arrangements were $5,312, $5,509 and $5,776, respectively. At December 31, 1998 and 1999, and March 31, 2000, the $6,500 equipment note payable agreement was secured by $4,500, $2,250 and $2,250 cash and cash equivalents, respectively, and by the Company's equipment. The cash and cash equivalent amounts which secures the note payable are reflected as restricted cash in the accompanying financial statements. The Company is required to satisfy certain financial covenants which were all met at December 31, 1999 and March 31, 2000. Future maturities of principal on the note payable agreement as of March 31, 2000 were as follows (for the 12 months ended March 31):

      2001............................................................... $1,876
      2002...............................................................  1,876
      2003...............................................................  1,409
      2004...............................................................    368
      2005 and thereafter................................................    247
                                                                          ------
                                                                          $5,776
                                                                          ======

4. Commitments and Contingencies

    The Company leases its facilities under operating lease agreements expiring through February 2002. Rent expense for the the years ended December 31, 1997, 1998 and 1999, and three months ended March 31, 2000 was $113, $179, $305, and $103, respectively. Future minimum lease payments as of March 31, 2000 were as follows (for the 12 months ended March 31):

      2001................................................................  $364
      2002................................................................   350
                                                                            ----
        Total.............................................................  $714
                                                                            ====

                               ARTEST CORPORATION

              (In thousands except share data and per share data)

5. Shareholders' Equity

    On March 28, 1997, the Company issued 14,000,000 shares of Series A convertible preferred stock under the Series A convertible preferred stock Purchase Agreement at one dollar per share. The rights with respect to Series A convertible preferred stock are as follows:

 Dividends

    a. Preference. The holders of outstanding Series A convertible preferred stock are entitled to receive, when and as declared by the Board of Directors, out of any assets at the time legally available, dividends in cash at the rate of $0.08 per share per annum before any dividend is paid on Common Stock. The right to such dividends on shares of Series A convertible preferred stock is non-cumulative. Such dividend is payable when and as the Board of Directors may from time to time determine.

    b. Non-Cash Dividends. In the event the Company declares a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Series A convertible preferred stock are entitled to a proportionate share of any such distribution as though the holders of the Series A convertible preferred stock were the holders of the number of shares of Common Stock of the corporation into which their respective shares of Series A convertible preferred stock are convertible.

 Liquidation Preference

    In the event of any liquidation, dissolution or winding up of the Company, either voluntary or, involuntary, the holders of the Series A convertible preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Common Stock, the amount of one dollar per share. If upon the occurrence of such event the assets and funds distributed among the holders of the Series A convertible preferred stock are insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the Company legally available for distribution are distributed ratably among the holders of the Series A convertible preferred stock.

 Conversion

    Each share of Series A convertible preferred stock is convertible at the option of the holder into one share of Common Stock. Each share of Series A convertible preferred stock will automatically convert into common stock on a one-for-one basis upon the closing of an initial public offering ("IPO").

 Voting

    Each holder of shares of the Series A convertible preferred stock is entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A convertible preferred stock could be converted and has voting rights and powers equal to the voting rights and powers of the Common Stock.

 Unaudited Pro Forma Shareholders' Equity

    In June 2000, the Company's Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission to register shares of its Common Stock in connection with a proposed IPO. If the IPO is consummated under the terms presently anticipated, all of the currently outstanding shares of

                               ARTEST CORPORATION

              (In thousands except share data and per share data)

Series A convertible preferred stock as of March 31, 2000 will be converted into 14,000,000 shares of common stock upon the closing of the IPO. The effect of the Series A convertible preferred stock conversion has been reflected as unaudited pro forma shareholders' equity in the accompanying balance sheet as of March 31, 2000.

 Common Stock

    At March 31, 2000, the Company had reserved the following shares of authorized but unissued shares of common stock for future issuance:

      Conversion of Series A convertible preferred stock
        outstanding............................................... 14,000,000
      Stock option plan...........................................  3,994,000
                                                                   ----------
                                                                   17,994,000
                                                                   ==========

 401(k) Plan

    Substantially, all of the Company's employees are eligible to participate in the Artest 401(k) Plan. Employer matching contributions for the years ended December 31, 1998, and 1999, and three months ended March 31, 2000, were $1, $67, and $26, respectively.

6. Stock Option Plan

    In 1998, the Company adopted the 1998 Stock Option Plan (the "Plan") and, in accordance with the Plan, authorized the issuance of 4,000,000 shares of common stock. Under the Plan, the Board of Directors may grant incentive and nonqualified stock options to employees, directors, and consultants of the Company. The exercise price per share for an incentive stock option cannot be less than the fair market value, as determined by the Board of Directors, on the date of the grant. The exercise price per share for nonqualified stock options cannot be less than the fair market value, as determined by the Board of Directors, on the date of grant. Options generally vest over a four-year period and generally expire ten years after the date of grant. Option activity under the Plan was as follows:

                                            Outstanding Options Weighted Average
                                            ------------------- ----------------
   Balance at December 31, 1996...........              --              --
     Granted..............................       1,785,000           $0.10
     Exercised............................              --              --
     Cancellations........................          (5,000)           0.10
                                                 ---------           -----
   Balance at December 31, 1997...........       1,780,000            0.10
     Granted..............................         685,000            0.20
     Exercised............................              --              --
     Cancellations........................              --              --
                                                 ---------           -----
   Balance at December 31, 1998...........       2,465,000            0.13
     Granted..............................         328,000            0.50
     Exercised............................          (6,000)           0.20
     Cancellations........................         (24,000)           0.20
                                                 ---------           -----
   Balance at December 31, 1999...........       2,763,000            0.17
     Granted..............................          99,500            8.00
     Exercised............................              --              --
     Cancellations........................              --              --
                                                 ---------           -----
   Balance at March 31, 2000..............       2,862,500           $0.45
                                                 =========           =====

                               ARTEST CORPORATION

              (In thousands except share data and per share data)

    The following table summarizes additional information with respect to stock options outstanding as of March 31, 2000:

                                          Options Outstanding                Options Exercisable
                              ------------------------------------------- --------------------------
                                        Weighted Average Weighted Average           Weighted Average
   Range of Exercise Prices    Number   Remaining Years   Exercise Price   Number    Exercise Price
   ------------------------   --------- ---------------- ---------------- --------- ----------------
   $0.10-0.11..............   1,780,000       7.07            $0.11       1,029,333      $0.11
    0.20...................     655,000       8.14             0.20         210,083       0.20
    0.50...................     328,000       9.52             0.50           1,067       0.50
    8.00...................      99,500       9.83             8.00              --         --
                              ---------                                   ---------
                              2,862,500       7.69            $0.45       1,240,483      $0.15
                              =========                                   =========

    The Company accounts for these Plans under APB Opinion No. 25 under which compensation expense has been recognized as the grant price was less than the deemed fair market value at date of grant. Had compensation expense for stock options granted to employees been determined based on the fair value of the related options at the grant dates, consistent with SFAS No. 123, the Company's net income and net income per share would have decreased by the pro forma amounts indicated below:

                                                                   Three Months
                                              Year Ended December   Ended March
                                                      31,               31,
                                              -------------------- -------------
   Net Income                                  1997   1998   1999   1999   2000
   ----------                                 ------ ------ ------ ------ ------
   Net income as reported...................  $  216 $   47 $1,630 $  480 $  287
   Net income pro forma.....................     207     33  1,185    476    153
   As Reported:
     Basic net income per share.............  $0.041 $0.009 $0.311 $0.092 $0.055
     Diluted net income per share...........   0.014  0.002  0.074  0.023  0.013
   Pro Forma:
     Basic net income per share.............  $0.040 $0.006 $0.226 $0.091 $0.029
     Diluted net income per share...........   0.013  0.002  0.054  0.023  0.007

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in fiscal 1999 and for three months ended March 31, 2000: risk-free interest rate range of 4.64 %-6.15 %; expected dividend yield of zero percent; expected lives of four years. Because the Company is a privately held company, it has omitted expected volatility in determining a value of its options.

 Stock-based Compensation

    In connection with the grant of certain stock options to employees during the year ended December 31, 1999, the Company recorded deferred stock-based compensation of approximately $1,686, representing the difference between the deemed value of the common stock for accounting purposes and the option exercise price at the date of the option grant. Such amount is presented as a reduction of stockholders' equity and will be amortized over the vesting period of the applicable options in a manner consistent with Financial Standards Board Interpretation No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans." Approximately $219 and $223 was expensed during the year ended December 31, 1999 and three months ended March 31, 2000 and is included in amortization of deferred stock-based compensation in the accompanying statement of operations. The amortization expense relates to options granted to employees in all operations' expense categories.

                               ARTEST CORPORATION

              (In thousands except share data and per share data)

Compensation expense is decreased in the period of forfeiture for any accrued but unvested compensation arising from the early termination of an option holder's services.

7. Income Tax

    The Company accounts for income taxes pursuant to Statement of Financial Accounting Standards No. 109 (SFAS No. 109, "Accounting for Income Taxes"). The provision for income taxes consisted of the following:

                                                                       Three
                                                                      Months
                                                   Year Ended          Ended
                                                  December 31,       March 31,
                                                -------------------  ----------
                                                1997  1998    1999   1999  2000
                                                ----  -----  ------  ----  ----
   Current:
     Federal................................... $184  $ 178  $1,263  $313  $391
     State.....................................   48     49     216    54    68
   Deferred:
     Federal...................................  (50)  (134)   (219)  (16)  (89)
     State.....................................  (13)   (23)    (30)   (4)  (33)
                                                ----  -----  ------  ----  ----
        Income tax provision................... $169  $  70  $1,230  $347  $337
                                                ====  =====  ======  ====  ====

    The components of the net deferred income tax asset are as follows:

                                                         December 31,
                                                         ------------- March 31,
                                                          1998   1999    2000
                                                         ------ ------ ---------
   Depreciation and asset basis differences............  $  152 $  304   $304
   Reserves and accruals not currently deductible for
     tax purposes......................................      69    166    166
                                                         ------ ------   ----
     Deferred income tax asset.........................  $  221 $  470   $470
                                                         ====== ======   ====

    The Company has been profitable for each of the three years ended December 31, 1999. As a result, management believes it is more likely than not that the Company will generate sufficient taxable income in the future to realize the deferred income tax assets. Accordingly, the Company has not recognized a valuation allowance at December 31, 1998 and 1999, and at March 31, 2000. However, given the dynamic nature of the semiconductor engineering and manufacturing test services industry, management can provide no assurance as to the realization of deferred income tax assets.

    The provision for income taxes differs from the amount computed by applying the federal statutory rate to the Company's income before provision for income taxes as follows:

                                                                       Three
                                                                      Months
                                                      Year Ended       Ended
                                                     December 31,    March 31,
                                                   ----------------  ---------
                                                   1997 1998  1999   1999 2000
                                                   ---- ---- ------  ---- ----
   Tax provision at statutory rate...............  $135 $41  $1,001  $290 $218
   Non-deductible amortization of deferred stock-
     based compensation..........................    --          90    --   91
   State tax expense, net of federal benefit.....    22   7     166    48   36
   Other, net....................................    12  22     (27)    9   (9)
                                                   ---- ---  ------  ---- ----
   Provision for income taxes....................  $169 $70  $1,230  $347 $337
                                                   ==== ===  ======  ==== ====

                               ARTEST CORPORATION

              (In thousands except share data and per share data)


8. Segment Reporting

    Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or chief decision making group, in deciding how to allocate resources and in assessing performance. The Chief Executive Officer is the Company's chief decision maker. Because the business is completely focused on one industry segment, engineering and manufacturing test services to semiconductor companies, management believes the Company has one reportable segment. All of the revenues and profits are generated through the engineering and manufacturing test services for this one segment.

9. Subsequent Events

 Stock Options

    The Company issued 1,171,000 of common stock options from April 1, 2000 to June 15, 2000 at the exercise price of $8.00 per share.

 Equipment Purchase

    On April 28, 2000 the Company entered into a purchase agreement with Micro Linear Corporation ("Micro Linear") under which it purchased certain assets from Micro Linear relating to its test operations for a value of $5,956 of which $1,000 was paid in cash with the remaining balance settled with the issuance of a promissory note. The promissory note bears interest at a per annum rate of 6.00% due monthly. Equal monthly principal payments of $165 are due beginning November 15, 2000. The note is due and payable in full on April 15, 2003. The Company also entered into an operating agreement with Micro Linear that requires the Company to employ certain Micro Linear employees and assume certain obligations to make retention payments to these employees. These retention payments will be funded by Micro Linear and disbursed by the Company to the employees. Micro Linear has committed to use the Company as its primary subcontractor to perform final test, sort, assembly management, and shipping turn key services for its existing products for a period of three years. This commitment requires the Company to meet certain quality, service and price standards.

                                  [Back Page]

                                      LOGO

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

    The following table sets forth the costs and expenses, other than the underwriting discounts payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

   SEC Registration Fee..................................................  $
   NASD Filing Fee.......................................................
   Nasdaq National Market Listing Fee....................................      *
   Printing and Engraving Expenses.......................................      *
   Legal Fees and Expenses...............................................      *
   Accounting Fees and Expenses..........................................      *
   Blue Sky Fees and Expenses............................................      *
   Transfer Agent Fees...................................................      *
   Miscellaneous.........................................................      *
                                                                           -----
     Total...............................................................  $   *
                                                                           =====

--------
*To be filed by amendment

Item 14. Indemnification of Directors and Officers

    Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit the indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Our bylaws provide for mandatory indemnification of our directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. Our certificate of incorporation provides that, subject to Delaware law, our directors will not be personally liable for monetary damages for breach of the directors' fiduciary duty as directors to Artest Corporation and its stockholders. This provision in the certificate of incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the company or our stockholders for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. We have entered into indemnification agreements with our officers and directors, a form of which will be filed with the Securities and Exchange Commission as an exhibit to our
registration statement on Form S-1 (No. 333-              ). The
indemnification agreements provide our officers and directors with further indemnification to the maximum extent permitted by the Delaware General
Corporation Law. Reference is also made to Section    of the underwriting
agreement contained in exhibit 1.1 hereto, indemnifying our officers and directors against certain liabilities, and section 1.11 of the Third Amended and Restated Registration Rights Agreement contained in exhibit 4.2 hereto, indemnifying the parties thereto, including controlling stockholders, against liabilities.

Item 15. Recent Sales of Unregistered Securities

    During the past three years, the registrant has issued unregistered securities to a limited number of persons as described below:

 Common Stock

    (1) In March 1997, we sold 5,000,000 shares of our common stock at a price of $0.01 per share to Jen Kao, our President and Chief Executive Officer for a purchase price of $50,000.

    (2) In March 1997, we sold 240,000 shares of our common stock at a price of $0.01 per share to Alan Ross, Chairman of our Board of Directors for a purchase price of $2,400.

    (3) In March 1997, we sold 14,000,000 shares of our Series A convertible preferred stock at a price of $1.00 per share to a group of eight investors for an aggregate purchase price of $14,000,000.

 Stock Options

    (1) From 1997 through June 2000, we granted stock options to acquire an aggregate of 4,031,167 shares of our common stock at prices ranging from $0.10 to $8.00 per share to employees, consultants and directors pursuant to our 1998 Stock Plan.

    (2) From 1997 through June 2000, we issued an aggregate of 19,567 shares of our common stock to employees, consultants and directors pursuant to the exercise of stock options granted under the 1998 Stock Plan for an aggregate consideration of $2,746.70.

    None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients in each transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to share certificates and instruments issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us.

Item 16. Exhibits and Financial Statement Schedules

    The exhibits listed in the exhibit Index are filed as part of this registration statement.

    (a) Exhibits

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
  1.1*   Form of Underwriting Agreement.

  3.1* Amended and Restated Certificate of Incorporation, to be effective upon consummation of this offering.

  3.2* Amended and Restated Bylaws, to be effective upon consummation of this offering.

  4.1*   Form of registrant's Specimen Common Stock Certificate.

  5.1* Opinion of Brobeck, Phleger & Harrison LLP, counsel for the registrant, with respect to the common stock being registered.

 10.1**  Agreement for Purchase and Sale of Assets between Registrant and Micro
         Linear Corporation, dated April 28, 2000.


 Exhibit
 Number                          Description of Document
 -------                         -----------------------
 10.2**  Equipment Purchase and Engineering Test Services Agreement between
         Registrant and Fairchild Semiconductor International, Inc., dated
         September 30, 1999.

 10.3**  Credence DUO Tester Rental Agreement between Registrant and MMC
         Networks, Inc., dated May 5, 1999.

 10.4    Lease for Registrant's headquarters located at 678 Almanor Avenue,
         Sunnyvale, CA 94086.

 10.5    Lease for Registrant's facilities located at 2050 and 2092 Concourse
         Drive, San Jose CA 95131, included as part of Exhibit 10.1.

 10.6*   Lease for Registrant's facilities located at 6696 Mesa Ridge, Suite A,
         San Diego, CA 92121

 10.7 Promissory Note payable to Micro Linear Corporation, included as part of Exhibit 10.1.

 10.8 Operating Agreement between Registrant and Micro Linear Corporation, included as part of Exhibit 10.1.

 10.9*   Registrant's 2000 Stock Incentive Plan.

 10.10*  Registrant's 2000 Employee Stock Purchase Plan.

 10.11*  Form of registrant's Directors' and Officers' Indemnification
         Agreement.

 23.1    Consent of Arthur Andersen LLP, Independent Public Accountants.

 23.2* Consent of Brobeck, Phleger & Harrison LLP (contained in their opinion filed as Exhibit 5.1).

 24.1    Power of Attorney. Reference is made to Page II-5.

 27.1*   Financial Data Schedule. (In EDGAR format only)

--------
 *To be filed by amendment


**Confidential Treatment Requested

    (b) Financial Statement Schedule

Item 17. Undertakings

    We hereby undertake to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the Delaware General Corporation Law, our certificate of incorporation or our bylaws, indemnification agreements entered into between the company and our officers and directors, the underwriting agreement, or otherwise, we have been advised that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 3rd day of July, 2000.

                                                        /s/ Jen Kao
                                          By: ________________________________
                                                          Jen Kao
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Jen Kao and Keith Imai and each one of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that each of said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    IN WITNESS WHEREOF, each of the undersigned has executed this power of attorney as of the date indicated.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the persons whose signatures appear below, which persons have signed such registration statement in the capacities and on the dates indicated:

                Signature                               Title                    Date
                ---------                               -----                    ----

                /s/ Jen Kao                President and Chief Executive     July 3, 2000
 ________________________________________  Officer (Principal Executive
                  Jen Kao                  Officer)

            /s/ Hector Santana             Vice President, Finance           July 3, 2000
 ________________________________________  (Principal Financial Officer
              Hector Santana               and Principal Accounting
                                           Officer)
               /s/ Alan Ross               Director                          July 3, 2000
 ________________________________________
                 Alan Ross

             /s/ Jim Fiebiger              Director                          July 3, 2000
 ________________________________________
               Jim Fiebiger

                Signature                               Title                    Date
                ---------                               -----                    ----

               /s/ Terry Gou               Director                          July 3, 2000
 ________________________________________
                 Terry Gou

               /s/ Bough Lin               Director                          July 3, 2000
 ________________________________________
                 Bough Lin

            /s/ Satoshi Nagata             Director                          July 3, 2000
 ________________________________________
              Satoshi Nagata


              REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULE

To the Board of Directors and Shareholders of Artest Corporation:

    We have audited, in accordance with generally accepted auditing standards, the financial statements of Artest Corporation included in this Registration Statement and have issued our report thereon dated March 31, 2000 (except for the matters discussed in Note 9, as to which the date is June 15, 2000). Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying schedule is the responsibility of the Company's management and is presented for the purpose of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements as a whole.

                                          /s/ Arthur Andersen LLP

San Jose, California
March 31, 2000

                               ARTEST CORPORATION

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                 (in thousands)

             Column A                Column B   Column C   Column D  Column E
----------------------------------- ---------- ---------- ---------- ---------
                                    Balance at Charged to             Balance
                                    Beginning  Costs and              at End
            Description             of Period   Expenses  Deductions of Period
----------------------------------- ---------- ---------- ---------- ---------
Year Ended December 31, 1997
Allowance for doubtful accounts....    $ --       $ --       $ --      $ --
Year Ended December 31, 1998
Allowance for doubtful accounts....    $ --       $ 10       $ --      $ 10
Year Ended December 31, 1999
Allowance for doubtful accounts....    $ 10       $ 50       $ --      $ 60
Three Months Ended March 31, 2000
Allowance for doubtful accounts
  (unaudited)......................    $ 60       $ --       $ --      $ 60

                                      S-2